Exhibit 2.2

Execution Copy

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND BETWEEN

AMI INTERMEDIATE, LLC,

AND

HARTE HANKS, INC.

APRIL 14, 2015

i

(continued)

(continued)

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of April 14, 2015 is entered into by and among AMI INTERMEDIATE, LLC, a Delaware limited liability company (“Buyer”) and Harte Hanks, Inc., a Delaware corporation (“Seller”).  Buyer and Seller are sometimes collectively referred to herein as the “Parties.”  Any defined terms not otherwise defined in a particular section shall have the meanings set forth in Article 1.

WHEREAS, Seller owns all of the issued and outstanding equity Membership Interests (collectively, the “Membership Interests”) of Aberdeen Group, LLC, a Massachusetts limited liability company (“Aberdeen”), Market Intelligence, LLC, a California limited liability company (“HH CA”), and collectively with Aberdeen and HH CA, the “Companies,” and each is a “Company”);

WHEREAS, the Companies, together with Harte-Hanks Market Intelligence SAS, a French société par actions (“HH France”) and Harte-Hanks Market Intelligence Gmbh, a German Gessellschaft mit beschränkter (“HH Germany,” and together with HH France, the “EU Companies”) and Harte-Hanks Market Intelligence Espana LLC, a Colorado limited liability company (“HH CO”) are engaged in the business of collecting, compiling and licensing business information for the purposes of building and maintaining a database of corporate contact, IT spending and installed technology (hardware and software) data used for marketing purposes, as well as the business of producing surveys and research content (including written reports, emails, e-books, webinars, and analyst-led audio and video conferences, among other items) used for corporate marketing and demand-generation purposes (the “Business”);

WHEREAS, Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Membership Interests, upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS, Aberdeen Market Intelligence U.K.  Ltd., a wholly owned Subsidiary of Buyer (“Buyer U.K.”), will on the date hereof purchase from HH CO, and HH CO shall sell to Buyer U.K., certain assets of HH CO; and

WHEREAS, Aberdeen Market Intelligence France, SAS, a wholly owned Subsidiary of Buyer U.K. (“Buyer France”), will on the date hereof purchase from HH France, and HH France shall sell to Buyer France, certain assets of HH France.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Accounts Receivable” means all receivables (including notes, book debts and other amounts due or accrued, whether billed or unbilled), arising from or related to or in respect of the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts receivable, notes and debts, including all receivables reflected or which will be reflected in the Acquisition Balance Sheet.

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity (including, but not limited to, rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by customers of the Target Companies or suppliers of products, services and materials or equipment to the Target Companies) pertaining to or arising out of the Business or any of the Target Companies.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes, with respect to the specified Person:  (a) any other Person which beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities of such Person, (b) any other Person of which the specified Person beneficially owns or holds 10% or more of the outstanding voting securities or other securities convertible into voting securities, or (c) any director, manager, officer or employee of such Person.

“Asset Purchase Agreement” means that certain Asset Transfer Agreement, by and between Buyer France, as buyer, and HH France, as seller.

“Bill of Sale” means that certain Bill of Sale and Assignment and Assumption Agreement, by and between HH CO and Buyer UK.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of New York, NY.

“BPO Agreement” means that certain Services Agreement, by and between Harte-Hanks Response Management/Austin, Inc. and HH CA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Business Records” means all books, records (including employment records related to the Target Companies’ employees), ledgers and files or other similar information of the Target Companies (in any form or medium) held for use in connection with the Business or the Target Companies, including all client and prospective client lists, current, former and prospective member lists, customer records and contracts, vendor lists, supplier lists, referral sources, correspondence, mailing lists, revenue records, invoices, purchasing materials and records, current advertising, marketing and promotional materials, current business plans, current brochures, current standard forms of documents, current manuals of operations or business procedures, and accounting records, whether hard copy or electronic and whether owned, leased or licensed by any of the Target Companies.

“Company Material Adverse Effect” means any effect, condition or change that, individually or in the aggregate with any other effects, conditions or changes, is, or is reasonably likely to be, materially adverse to the Business, operations, assets or liabilities, results of operations or the condition (financial or otherwise) of the Business, or the Target Companies, taken as a whole; provided, however, that the effects, conditions or changes, to the extent that such effects, conditions and changes arise out of, result from or attributable to the following shall not constitute a Company Material Adverse Effect, and shall not be considered in determining whether a Company Material Adverse Effect has occurred: (i) conditions affecting the industry in which the Companies or the EU Companies operate or affecting general business or economic conditions; (ii) any change resulting from the post-Closing announcement of any of the transactions contemplated by this Agreement; (iii) any change resulting from compliance by the Companies or the EU Companies with the terms of, or the taking of any action contemplated or permitted by, this Agreement or the Asset Purchase Agreement; (iv) natural disasters, acts of war, sabotage or terrorism, military actions or the escalation thereof; (v) any changes or prospective changes in applicable laws or accounting rules or principles; (vi) political conditions in the United States or any other country or jurisdiction in which the Business is operated; (viii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); or (ix) any failure by the Companies or the EU Companies or the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, further however that notwithstanding the immediately preceding proviso the items described in clauses (i) through (iv) above shall be taken into account for purposes of determining if a Company Material Adverse Effect has occurred to the extent they impact any of the Business, taken as a whole, disproportionately in a material manner relative to the business of other companies operating in the industries in which the Business and the Target Companies operate.

“Computer Systems” means all computer hardware, peripheral equipment, software and firmware, technology infrastructure and other computer systems and services that are used by the Target Companies to receive, store, process or transmit data of the Business.

“Confidential Information” shall mean (i) the provisions of this Agreement, the other Transaction Documents and any other agreements, documents or instruments delivered in connection with the transactions contemplated hereby and thereby and (ii) all non-public information regarding the Business or the Target Companies, including but not limited to all information acquired by Buyer or Holdco in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby that has not been disclosed to the public, and including but not limited to with respect to the Target Companies’ present or future business, operations, services, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, Company Intellectual Property rights, software, source code, systems, patents, procedures, manuals, specifications, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs, or profits associated with any of the Target Companies’ services), business plans, lease structure, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, but excluding any information already properly in the public domain.

“Contract(s)” means any legally binding written or oral contract, agreement, lease, arrangement or understanding, related to the Business or to which any of the Target Companies is a party, which are used in the operation of the Business, including but not limited to the Licenses Out and the Licenses In.

“Data Licensing and Services Agreement” means that certain Data Licensing and Services Agreement, by and between Seller and HH CA.

“Deferred Revenue” means deferred revenue determined in accordance with GAAP.

“Electronic Dataroom” means that certain electronic dataroom managed by Seller and to which the Buyer and its representatives have been provided access for purposes of reviewing information about the Business and the Target Companies.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied on a consistent basis.

“General Indemnity Escrow Amount” shall equal One Million Dollars ($1,000,000).

“Governmental Entity” means any federal, state, regional, provincial, county, city, municipal, whether US or non-US, court, arbitrator or other tribunal, or governmental, regulatory, legislative or administrative body.

“Holdco” means AMI Holding Company, LLC, a Delaware limited liability company.

“Indebtedness” means (a) all indebtedness of the Target Companies for borrowed money, (b) all obligations of the Target Companies for the deferred purchase price of property or assets, including without limitation all earnout payments due under any Contracts relating to the acquisition of any other Person by the Target Companies or any Contracts contemplated thereby, (c) all obligations of the Target Companies evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures or other similar instruments, (d) the face value of any letters of credit issued under letter of credit facilities or other similar facilities, whether drawn or undrawn, (e) all indebtedness of another Person that is guaranteed by the Target Companies, (f) the amount of any deferred compensation liabilities not constituting Transaction Expenses, (g) all obligations and current balances of the Target Companies and its employees with respect to credit cards used on behalf of any of the Target Companies, (h) any capital leases (other than capital leases with respect to office equipment), and (i), which in the case of clause (a) through (h), shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith, including breakage costs.

“Joint Venture” means any Person that is not a Subsidiary and in which a Person or one or more Subsidiaries owns an equity interest (other than equity interests held for passive investment purposes which are less than 10% of any class of the outstanding voting securities or other equity of any such entity).

“Knowledge of Seller” or any phrase of similar import shall be deemed to refer to the actual knowledge of Robert Munden, Douglas Shepard, Gavin Pommernelle, Maribeth Ross, John Dusett, Judith Niederschelp, Robert Neill and Lauri Kearnes, as well as any other knowledge which such individuals reasonably would have possessed had they made reasonable inquiry and investigation of the subject matter in question.

“Laws and Regulations” means all laws, statutes, ordinances, rules, regulations, authoritative policies, and Orders of any Governmental Entity.

“Leased Real Property” means all real property leased, subleased or licensed to the Target Companies which cover, demise or relate to the premises used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property now or hereafter located thereon, or currently affixed, attached or appurtenant thereto, and all easements, rights (including development rights and rights of reentry), interests (including leasehold interests) and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities, obligations or commitments of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, disputed or undisputed, liquidated or unliquidated or determined or determinable, including, without limitation, those arising under any Laws and Regulations, Action or Order, Liabilities for Taxes and those Liabilities arising under any Company Contract.

“Liens” means any claim, restriction, mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any civil, criminal or administrative action, cause of action, suit, arbitration, claim, complaint, investigation, inquiry, demand, demand letter, notices of violation or proceeding, whether at law or at equity, before or by any Governmental Entity.

“Market Intelligence” means, collectively, HH CA, HH CO and the EU Companies.

“Net Working Capital Amount” means (i) the sum of current assets (excluding cash up to $500,000, but including cash in excess of $500,000) of the Target Companies as of immediately prior to the Closing (net of all applicable reserves), minus (ii) the sum of the current liabilities (excluding Deferred Revenue) of the Target Companies as of 12:01 a.m. of the Closing Date.  Net Working Capital Amount shall be calculated in accordance with GAAP consistently applied.

“Open Source Material” means any and all software or other material that (a) is distributed as “free software” (as defined by the Free Software Foundation), “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla

Public License (MPL), the Artistic License (e.g., PERL), the Netscape Public License, or any other license described by the Open Source Initiative as set forth on www.opensource.org; or (b) requires as a condition of use, modification and/or distribution of such software or material that such software or material or other software or material incorporated into, derived from or distributed with such software or material (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no charge.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Governmental Entity.

“Permits” means all licenses, permits, franchises, consents, registrations, orders, approvals or authorizations and all pending applications therefor and pending renewals thereof, of any Governmental Entity, including, but not limited to, those relating to environmental matters, public and worker health and safety, buildings, or zoning, relating to or necessary or used in the operation of the Business.

“Permitted Liens” means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith; (b) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice; (c) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of Business and do not materially detract from the value of the property upon which such encumbrance exists; (d) liens for Taxes not yet due and payable or that are being disputed in good faith through appropriate proceedings and with respect to which adequate reserves have been established on the Target Companies’ books; (e) liens, assessments and governmental charges not yet due and payable; and (f) liens, encumbrances or restrictions which individually or in the aggregate do not impair the Target Companies’ or Buyer’s operation of the Business.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Personal Property” means all equipment, supplies, furniture, fixtures, computers, machinery, office machines and other tangible personal property used or held for use by any Target Company at the locations at which the Business is conducted, or otherwise owned or held by any Target Company on the Closing Date for use in the conduct of the Business, including, without limitation, any and all of the foregoing listed in Schedule 3.11(b) of the Seller Disclosure Schedule.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Indemnity Escrow Amount” shall equal One Million Dollars ($1,000,000)

“Subsidiary” or “Subsidiaries” of a specified Person means any Person, (i) of which a Person or any subsidiary is a general partner or (ii) at least a majority of the securities or other interests having voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership or other organization are directly or indirectly owned or controlled by a Person or by any subsidiary, or by a Person and one or more subsidiaries.

“Target Companies” means collectively Aberdeen and Market Intelligence.

“Target Working Capital Amount” means $4,500,000.

“Tax” (and with the corresponding meaning “Taxes” and “Taxable”) means any and all US federal, state, local or non-US taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature including, without limitation, all net income, alternative or add-on minimum, gross income, profits, gross receipts, excise, real or personal property, sales, ad valorem, capital, paid-up capital, lease, withholding, social security, retirement, employment, unemployment, estimated, severance, stamp, occupation, environmental, windfall profits, use, service, net worth, premium, escheat, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duty, fees assessments, deposits or charges of any kind whatsoever, imposed by any taxing authority, including any Tax Liability incurred or borne, pursuant to Treasury Regulation 1.1502-76 (or any similar provision of state, local or non-United States Laws and Regulations), as a transferee or successor, or by contract, or otherwise, together with any interest, penalties or additions to Tax relating thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, and any schedule, attachment, or amendment thereto, including, without limitation, any consolidated, combined or unitary return or other document (including any related or supporting information), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the Laws and Regulations relating to any Tax.

“Trademark Assignment Agreements” mean those certain Trademark Assignments, dated the date hereof, from Seller to HH CA, Harte-Hanks Data Technologies, Inc. to HH CA, and Harte-Hanks Market Intelligence Europe BV to Buyer U.K..

“Transaction Documents” means this Agreement, the Escrow Agreement, the Asset Purchase Agreement, the Transition Services Agreement, and the Bill of Sale.

“Transaction Expenses” means (a) all third-party fees, costs, expenses, payments and expenditures which are unpaid as of the Closing incurred by the Target Companies in connection with this Agreement or any sale process leading up to this Agreement, in each case on or prior to the Closing, whether or not billed or accrued (including any fees, costs expenses, payments and expenditures of legal counsel and accountants, the fees, costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers (including Romain Gonthier) or similar Persons taking into account any earnouts, escrows or other contingencies, and any such fees, costs, expenses, payments and expenditures incurred by any

Target Company or Seller to be paid for by any Target Company) and (b) all bonus or compensation awards triggered, incurred, accrued or payable by the Company in connection with the consummation of the transactions contemplated by this Agreement (and the employer portion of employment Taxes with respect thereto).

“Transition Services Agreement” means that certain Transition Services Agreement, dated the date hereof, by and between Buyer and Seller.

“Website & Domain Transfer Agreement” means that certain Domain Name Assignment, dated the date hereof, from Seller to Aberdeen.

The following additional terms are defined in the Sections of this Agreement set forth after the respective term below:

Aberdeen	Recitals
Acquisition Balance Sheet	3.6(a)
Acquisition Balance Sheet Date	3.6(a)
Agreement	Preamble
Aggregate Purchase Price	2.2
Allocation Statement	2.7
Annual Financial Statements	3.6(a)
Application Software	3.14(c)
Article, Articles, Section or Sections	11.5
Business	Recitals
Buyer	Preamble
Buyer France	Recitals
Buyer U.K.	Recitals
Cap	9.5(c)
Closing and Closing Date	2.5
Closing Certificate	2.4(a)
Closing Date Balance Sheet	2.4(b)
Company	Recitals
Company Assets	3.5(a)
Company Contracts	3.15
Company Intellectual Property	3.13(a)(ii)
Company Owned Intellectual Property	3.13(a)(iii)
Company Products	3.13(a)(iv)
Company Registered Intellectual Property	3.13(b)
Company Unitary Tax Returns	6.2(a)
Deferred Revenue Excess	2.2(a)(v)
Demand	9.6(a)
Dispute Notice	2.4(b)
Disputed Claim	9.6(e)
EEOC	3.17(b)
Election to Defend	9.6(g)
Employees	3.17(a)
Employee Plans	3.18(a)
ERISA	3.18(a)
Escrow Agent	2.3
Escrow Agreement	2.3
Escrow Funds	2.3
Estimated Closing Balance Sheet	2.4(a)
Estimated Deferred Revenue Excess	2.4(a)
Estimated Indebtedness	2.4(a)
Estimated Net Working Capital Amount	2.4(a)
Estimated Purchase Price	2.4(a)
Estimated Transaction Expenses	2.4(a)
EU Companies	Recitals
Final Closing Purchase Price	2.4(b)
Final Net Working Capital Amount	2.4(b)
Final Post-Closing Adjustment	2.4(b)
Financial Statements	3.6(a)
Harte Hanks Marks	6.7

HH CA	Recitals
HH CO	Recitals
HH France	Recitals
HH Germany	Recitals
Indemnified Party	9.5(b)
Indemnifying Party	9.5(c)
Indemnity Notice Period	9.6(c)
Independent Accountant	2.4(b)
Intellectual Property	3.13(a)(i)
IP Licenses	3.13(c)
Licenses In	3.13(c)
Licenses Out	3.13(c)
Losses	9.2
Membership Interests	Recitals
NLRB	3.17(b)
Non-Solicit Period	10.2
Notice of Third Party Claim	9.6(f)
New Plans	6.3(b)
Organizational Documents	3.1(a)
Parties	Preamble
Personal Information	3.14(a)
Pre-Closing Periods	6.2(b)
Preliminary Adjustment Statement	2.4(b)
Preliminary Post-Closing Adjustment	2.4(b)
Purchase Price Adjustment	2.4(c)
Restricted Business	10.1
Restricted Parties	10.1
Restriction Period	10.1
Review Period	2.4(b)
Seller	Preamble
Seller Disclosure Schedule	Article 3
Seller Indemnified Parties	9.2
Seller Releasee	6.6
Seller Releasor	6.6
Special Carve-Out Claims	9.5(a)
Straddle Periods	6.2(b)
Tax Refund	6.2(d)
Third Party Claims	9.6(f)
Threshold	9.5(b)
Transfer Taxes	6.2(g)
Usage Period	6.7

ARTICLE 2

SALE AND PURCHASE OF MEMBERSHIP INTERESTS

2.1                              Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens (other than Liens created by securities laws), and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to all of the Membership Interests owned by such Seller, as more specifically identified in Schedule 3.4 of the Seller Disclosure Schedule.

2.2                              Aggregate Purchase Price.  The aggregate purchase price (the “Aggregate Purchase Price”) for all of the Membership Interests and covenants shall be an amount equal to:

(a)                                 Nine Million Dollars ($9,000,000) for the Membership Interests;

(i)                                     plus the amount, if any, by which the Final Net Working Capital Amount exceeds the Target Working Capital Amount or minus the amount, if any, by which the Target Working Capital Amount exceeds the Final Net Working Capital Amount; provided, however, that notwithstanding the foregoing, if the Final Net Working Capital Amount is not less than $4,250,000 and not more than $4,750,000, then, for purposes hereof the Final Net Working Capital Amount shall be deemed to equal the Target Working Capital Amount and there shall be no such adjustment to the Aggregate Purchase Price pursuant to this Section 2.2(a)(i).

(ii)                                  minus any Indebtedness;

(iii)                               minus $1,700,000, which the Buyer or one of its Affiliates is paying to HH France under the Asset Purchase Agreement;

(iv)                              minus any Transaction Expenses; and

(v)                                 minus the amount by which the Deferred Revenue of the Target Companies exceeds $2,500,000 (if any, the “Deferred Revenue Excess”).

2.3                              Escrow Funds.  As of the Closing, Buyer shall deliver the General Indemnity Escrow Amount and the Special Indemnity Escrow Amount (together with interest accrued thereon from time to time, the “Escrow Funds”) to Compass Bank, a state-chartered Federal Reserve System member bank organized under the Laws and Regulations of the State of Alabama, as escrow agent (the “Escrow Agent”), by wire transfer of immediately available funds to an account designated in writing by the Escrow Agent and approved by Seller.  The Escrow Funds shall be held in escrow by the Escrow Agent dated as of the date hereof between Escrow Agent, Seller and Buyer (the “Escrow Agreement”) in order to provide for the payment for indemnification obligations of Seller pursuant to Article 9 and as otherwise contemplated to be used herein.

2.4                              Estimated Purchase Price; Purchase Price Adjustment; Retained Cash.

(a)                                 Estimated Purchase Price Determination. Attached as Exhibit A is a balance sheet (the “Estimated Closing Balance Sheet”) prepared by Seller to reasonably estimate the financial position of the Target Companies as of the Closing Date in conformity with GAAP applied on a basis consistent with the preparation of the Acquisition Balance Sheet.  Prior to the Closing Date, Seller has estimated in good faith and in accordance with GAAP the amount of the Estimated Net Working Capital Amount, the Estimated Indebtedness, the Estimated Transaction Expenses, and the Estimated Deferred Revenue Excess respectively, as of 12:01 a.m. on the Closing Date and delivered to Buyer a certificate (the “Closing Certificate”) setting forth such estimates, and the calculation of the Estimated Purchase Price, together with reasonable data that supported the Closing Certificate.  As used herein, “Estimated Net Working Capital Amount,” “Estimated Indebtedness,” “Estimated Transaction Expenses” and “Estimated Deferred Revenue Excess” mean the estimates of the Net Working Capital Amount, the Indebtedness, the Transaction Expenses and Deferred Revenue Excess, respectively, set forth in the Closing Certificate, and “Estimated Purchase Price” means an amount equal to the Aggregate Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Final Net Working Capital Amount is equal to the Estimated Net Working Capital Amount, that the Indebtedness is equal to the Estimated Indebtedness, that the Transaction Expenses are equal to the Estimated Transaction Expenses and that the Deferred Revenue equals the Estimated Deferred Revenue (it being understood that if the Estimated Net Working Capital Amount is not less than $4,250,000 and not more than $4,750,000, then, for purposes hereof the Estimated Net Working Capital Amount shall be deemed to equal the Target Working Capital Amount and there shall be no such adjustment to the Estimated Purchase Price pursuant to this Section 2.4(a)).  Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay and deliver the Estimated Purchase Price (as calculated based upon the Closing Certificate) less the Escrow Funds to Seller by means of a wire transfer of immediately available cash funds to accounts as directed by Seller prior to the Closing.  At Closing, Buyer shall pay the Estimated Transaction Expenses and the Estimated Indebtedness, in each case to the applicable payees.

(b)                                Post-Closing Adjustment.  Not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller an actual balance sheet of the Target Companies as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), together with a detailed calculation, estimated in good faith and in accordance with GAAP, of the amount of the Net Working Capital Amount, the Indebtedness, the Transaction Expenses and Deferred Revenue Excess, respectively, as of 12:01 a.m. on the Closing Date (the “Preliminary Adjustment Statement”) and, Buyer’s written calculation of the Final Closing Purchase Price, and the adjustment necessary to reconcile the Estimated Purchase Price to the Aggregate Purchase Price (the “Preliminary Post-Closing Adjustment”).  The Net Working Capital Amount shall be calculated in accordance with methodologies used to calculate the sample working capital amount calculation set forth on Estimated Closing Balance Sheet, which is based on the Acquisition Balance Sheet; provided that notwithstanding anything to the contrary set forth on the Estimated Closing Balance Sheet or other provision of this Agreement, for purposes of calculating the Net Working Capital Amount under this Section 2.4(b), any accounts receivables that were included in the Estimated Purchase Price at Closing but which had been outstanding for ninety (90) days or more as of the Closing Date and which have not been collected at such time that Buyer delivers the Closing Date Balance Sheet shall be disregarded and not included in connection with the adjustment to Aggregate Purchase Price contemplated by this Section 2.4(b).  Seller shall have thirty (30) days after delivery of the Preliminary Adjustment Statement (the “Review Period”) to notify Buyer in writing (the “Dispute Notice”) that Seller disputes the proposed Preliminary Post-Closing Adjustment, and if no such notice is given within such time period with respect to the Preliminary Adjustment Statement, such Preliminary Post-Closing Adjustment and the Preliminary Adjustment Statement shall conclusively be deemed final on the first business day after the end of the Review Period (the “Final Post-Closing Adjustment”).  “Final Closing Purchase Price” means an amount equal to the Aggregate Purchase Price calculated as set forth in Section 2.2, assuming for purposes of such calculation that the Net Working Capital Amount is equal to the final Net Working Capital Amount set forth in the Final Post-Closing Adjustment (“Final Net Working Capital Amount”), the Indebtedness is equal to the final Indebtedness set forth in the Final Post-Closing Adjustment, that the Transaction Expenses are equal to the final Transaction Expenses set forth in the Final Post-Closing Adjustment and that the Deferred Revenue Excess is equal to the final Deferred Revenue Excess set forth in the Final Post-Closing Adjustment.  Buyer shall provide Seller with reasonable access to the work papers in connection with the calculation of the Preliminary Post-Closing Adjustment and the proposed Final Closing Purchase Price.  If Seller sends a Dispute Notice, Buyer and Seller shall use commercially reasonable efforts to reconcile such disputes and reach agreement on the Closing Date Balance Sheet or the Final Post-Closing Adjustment.  If they are unable to resolve any such difference within the Review Period, such remaining difference(s) will be submitted to a an independent accounting firm of national reputation mutually agreed upon by Buyer and Seller, provided that if the Buyer and Seller cannot agree on such accounting firm within ten (10) days after the expiration of the Review Period, then one accounting firm will be selected by lot from among independent accounting firms (the “Independent Accountant”) for prompt determination.  Buyer and Seller shall instruct the Independent Accountant to make a final determination of such difference(s), and only such differences, in accordance with the guidelines and procedures set forth in this Agreement and the applicable definitions set forth herein (e.g., the calculations set forth on the Closing Certificate, Net Working Capital Amount, Indebtedness, Transaction Expenses and Deferred Revenue Excess) and shall request that such determination be delivered not more than thirty (30) days following submission of such differences.  Buyer and Seller will cooperate with the Independent Accountant during the term of its engagement.  Buyer and Seller shall instruct the Independent Accountant not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Seller, on the other hand.  Buyer and Seller shall also instruct the Independent Accountant to make its determination based solely on presentations by Buyer and Seller that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Independent Accountant’s determination of the Final Post-Closing Adjustment and Final Closing Purchase Price shall be final and binding on the Parties effective on the date the Independent Accountant delivers its final resolution in writing to Buyer and Seller.  The Independent Accountant shall apportion its fees and expenses for such determination between the Buyer and Seller so as to approximate the extent to which the Parties’ submitted differences were, on a net basis, different from the amount finally resolved by the Independent Accountant in accordance with this Section 2.4, as determined by reference to the Final Post-Closing Adjustment (as an illustration, this sentence would result in apportionment between both parties equally if the parties disputed the Net Working Capital Amount and the amounts that each assigned to items in dispute for Net Working Capital Amount were equidistant from the amount finally resolved by the Independent Accountant).

(c)                                 Closing Purchase Price Adjustment.  Subject to the resolution of all disputes, if any, regarding the final Closing Date Balance Sheet and Post-Closing Adjustment in

accordance with Section 2.4(b) above, the Estimated Purchase Price paid on the Closing Date shall be adjusted on a dollar-for-dollar basis to the extent that the Final Closing Purchase Price is less than or greater than the Estimated Purchase Price (the amount of such difference being referred to as the “Purchase Price Adjustment”).  If the Final Closing Purchase Price minus the Estimated Purchase Price is a number less than $0, then the Purchase Price Adjustment shall decrease the Aggregate Purchase Price by such amount, and Seller shall, within five (5) Business Days after the date on which the Final Closing Purchase Price is determined to be final pursuant to Section 2.4(b) above, pay such amount to Buyer by wire of immediately available funds (for clarity, from separate funds and not the Escrow Funds) to bank accounts designated by Buyer.  If the Final Closing Purchase Price minus the Estimated Purchase Price is a number greater than $0, then the Purchase Price Adjustment shall increase the Aggregate Purchase Price by such amount, and the Buyer shall, within five (5) Business Days after the date on which the Final Closing Purchase Price is determined to be final pursuant to Section 2.4(b) above, pay such amount to Seller by wire of immediately available funds to bank accounts designated by Seller.

(d)                                The Seller shall cause the Target Companies to have no less than $500,000 of cash available for working capital purposes immediately after the Closing.

2.5                              Closing.  The closing of the sale and purchase of the Membership Interests and the transactions contemplated hereby (the “Closing”) shall take place on the date hereof by the release of documents by the Parties after delivery thereof by overnight courier or electronic transmission, or on such other date mutually agreeable to the Parties.  The date of the Closing is referred to herein as the “Closing Date.”  The Closing will be effective as of 12:01 a.m. New York, NY time on the Closing Date.

2.6                              Withholding.  Buyer and the Target Companies shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as such Party reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, provincial, or foreign Tax Laws and Regulation. Buyer and/or the Target Companies shall notify Seller at least five (5) days prior thereto of their intent to withhold. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person entitled to receipt of the payment in respect of which such deduction and withholding was made by such Party. Any such withholding shall be paid by such Party to the appropriate authorities on a timely basis with documentation of such payment provided to Seller within a commercially reasonable amount of time thereafter.

2.7                              Tax Treatment; Purchase Price Allocation.  As a result of the U.S. federal (and, to the extent applicable, state and local) income Tax classification of each Company as a disregarded entity, the Parties agree to treat the transfer of the Membership Interests pursuant to this Agreement as the purchase by Buyer of the Company Assets and an assumption by Buyer of all of the Liabilities of the Target Companies for U.S. federal (and, to the extent applicable, state and local) income Tax purposes.  The Parties acknowledge and agree that, for U.S. federal income Tax purposes, the Aggregate Purchase Price shall be allocated among the Company Assets in accordance with Section 1060 of the Code and the Treasury Regulations thereunder as set forth on a Tax allocation schedule (the “Allocation Statement”) to be prepared by Buyer and delivered to Seller no later than [90] days after the [Closing]. Within ten (10) Business Days after the receipt of such Allocation Statement, Seller will propose to Buyer in writing any reasonable changes to such Allocation Statement together with reasonable documentation supporting such changes (and in the event no such changes are proposed in writing to Buyer within such time period, Seller will be deemed to have agreed to, and accepted, the Allocation Statement). Buyer and Seller will attempt in good faith to resolve any differences with respect to the Allocation Statement in accordance with the requirements of Section 1060 of the Code, within fifteen (15) days after Buyer’s receipt of a timely written notice of objection from Seller.  If Buyer and Seller are unable to resolve such differences within such time period, then any remaining disputed matters will be submitted to the Independent Accountants for resolution, in accordance with the requirements of Section 1060 of the Code.  Promptly, but not later than fifteen (15) days after such matters are submitted to it for resolution hereunder, the Independent Accountants will determine those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of the Aggregate Purchase Price (together with any assumed Liabilities), which report shall be conclusive and binding upon the Parties.  The fees and expenses of the Independent Accountants in respect of such report shall be paid one-half by Buyer and one-half by Seller.  The Parties agree to file all appropriate Tax Returns and forms in accordance with the Allocation Statement and no Party shall take a position on any Tax Return, before any Governmental Entity charged with the collection of any Tax, or in any judicial proceeding that is in any way inconsistent with the Allocation Statement.  In the event of an adjustment to the Aggregate Purchase Price under Section 2.4 or any other adjustment to the Aggregate Purchase Price pursuant to this Agreement (including the payment of any indemnification amount pursuant to Article 9), Buyer shall prepare or cause to be prepared, and shall provide to Seller, a revised Allocation Statement reflecting such adjustment.

2.8                              Sale of HH CO Assets.  On the Closing Date, Buyer shall cause Buyer U.K. to purchase and assume, and Seller shall cause HH CO to sell and assign, the Purchased Assets (as such term is defined in the Bill of Sale) and the Assumed Liabilities (as such term is defined in the Bill of Sale), in each case, pursuant to and in accordance with the terms of the Bill of Sale.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the attached disclosure schedule of Seller (the “Seller Disclosure Schedule”) (it being understood by the parties that the disclosure of any matter in one section of the Seller Disclosure Schedule shall be deemed to be a disclosure for such schedule and only those other schedules to the extent that the relevance of such matter to such other schedules is reasonably apparent from the face of the Seller Disclosure Schedule and the applicable representation and warranty), Seller hereby represents and warrants to Buyer as follows:

3.1                              Organization and Qualification; Books and Records.

(a)                                 Aberdeen is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Massachusetts.  HH CA is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.  HH CO is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado.  Each of the Target Companies has the requisite limited liability company power and authority to own, lease and operate its assets and to carry on its business as conducted as of the date hereof.  Each of the Target Companies is duly qualified to transact business as a foreign corporation and is in good standing in all jurisdictions in which such qualification or authorization is required by law, except where failure to be so qualified or in good standing that, individually or in the aggregate, would not have a Company Material Adverse Effect.  Each jurisdiction in which each of the Target Companies is qualified or otherwise authorized to transact business is listed in Schedule 3.1 of the Seller Disclosure Schedule.  Seller has previously made available to Buyer in the Electronic Dataroom complete and accurate copies of each of the Target Companies’ applicable charter, bylaws, certificate of formation, operation agreement or similar documents as presently in effect (collectively, its “Organizational Documents”).

(b)                                Each of the Target Companies has no Subsidiaries and does not own any capital stock or other equity interest of any other Person or any interest in any Joint Venture.

3.2                              Authority to Execute and Perform Agreements.  Seller or, in the case of the Asset Purchase Agreement, HH France, or in the case of the Bill of Sale, HH CO has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its or their obligations hereunder and thereunder, as applicable.  The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller, or, in the case of the Asset Purchase Agreement, by HH France.  This Agreement has been, and the other Transaction Documents when delivered at the Closing will be, duly executed and delivered by Seller or HH France, and constitute valid and binding obligations of Seller or HH France, enforceable against them in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3                              Noncontravention.  Neither the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents, nor the consummation by the Target Companies or Seller of the transactions contemplated hereby and thereby, will (a) violate or constitute a breach of any provision of Seller’s or the Target Companies’ Organizational Documents, (b) require on the part of the Target Companies or Seller any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Company Contract or any Contract with customer in which HH France is a party, (d) result in the imposition of any Liens (other than Permitted Liens) upon any assets or properties of the Companies, or (e) violate any order, Permit, Law or Regulation applicable to the Company or any of its assets.  None of the Target Companies nor Seller is, or will be, required to give any notice to or obtain any consent, authorization, approval, order, permit or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid a modification or termination of, or a payment or default under, any the Company Contract.

3.4                              Capitalization.  Seller is the sole holder of equity interests of each of the Target Companies, and the Membership Interests represent all of the equity interests issued as of the Closing.  Schedule 3.4 of the Seller Disclosure Schedule sets forth the number and type of membership units, or other type of stock or equity interests of each Target Company held by Seller.  All of the Membership Interests have been duly authorized and validly issued, are fully paid, and have not been issued in violation of the Securities Act or of any other applicable securities or other Law or Regulation of any jurisdiction or any preemptive rights or rights of first refusal of any Person.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests or other securities of the Target Companies.  There does not exist nor is there outstanding, any right or security granted to, issued to, or entered into with, any Person to cause any of the Target Companies to issue, grant or sell any Membership Interests of capital stock of such Company to any Person (including any warrant, stock option, call, preemptive right, convertible or exchangeable obligation, subscription for stock or securities convertible into or exchangeable for stock of such Target Company, or any other similar right, security, instrument or agreement), and there is no commitment or agreement to grant or issue any such right or security.  There is no obligation, contingent or otherwise, of any of the Target Companies to:  (i) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of any such Company; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person.  There are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote.

3.5                              Title to Assets; Sufficiency of Assets.

(a)                                 The Target Companies have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in the material tangible personal property reflected on the Acquisition Balance Sheet or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheet) (collectively, the “Company Assets”), free and clear of any Liens (other than the Permitted Liens).  The Company Assets constitute all the assets, properties or rights, including without limitation, contractual rights, that are reasonably necessary for the conduct of the Business as currently conducted by the Target Companies, except for any such assets or benefits that are the subject of the Transition Services Agreement.

(b)                                Except as provided for under the Transition Services Agreement, and except as set forth on Schedule 3.5(b) of the Seller Disclosure Schedule, no assets used in the Business are held by any entity other than the Target Companies.  Neither Harte-Hanks Market Intelligence Europe B.V. nor HH Germany hold any assets (including Contracts) relating to the Business, except that HH Germany employs two employees who provides services to the Business conducted by the Target Companies.

3.6                              Financial Statements.

(a)                                 Schedule 3.6(a) of the Seller Disclosure Schedule includes complete and accurate copies of (i) the unaudited balance sheets of each of the Target Companies as of December 31, 2012, 2013 and 2014 and the related statements of operations for the fiscal years then ended (the date of such balance sheet is the “Annual Financial Statements”) and (ii) the unaudited balance sheet of each of the Target Companies (the “Acquisition Balance Sheets”) as of February 28, 2015 (the date of such balance sheet is the “Acquisition Balance Sheet Date”), and the related statements of operations for the two (2)- month period then ended.  The financial statements described above are sometimes herein called the “Financial Statements.”  Except as set forth on Schedule 3.6(a) of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, including the reserves reflected in such Financial Statements.  The Financial Statements have been prepared from the books and records of the Target Companies and present accurately and fairly in all material respects the financial condition and results of operations of the Target Companies as of the dates thereof and for the periods then ended, except that the Financial Statements referred to in clause (ii) above are subject to normal recurring year-end adjustments (which will not be material either individually or in the aggregate) and the Financial Statements do not include footnotes.

(b)                                Absence of Certain Changes.  Since December 31, 2014, (a) the Business has been operated in the ordinary course of business, (b) there has not been a Company Material Adverse Effect, and (c) no Target Company has taken any of the following actions:

(i)                                     acquired, sold, leased, licensed or otherwise disposed of any material assets or property, other than in the ordinary course of business consistent with past practice;

(ii)                                  created, incurred, assumed or guaranteed any Indebtedness; or made any loans, advances or capital contributions to, or investments in, any other Person, other than issuing unsecured credit to customers in the ordinary course of business consistent with past practice;

(iii)                               created or permitted to suffer to exist any Liens (other than Permitted Liens) on, any assets or properties of such Target Company, including the Company Assets;

(iv)                              paid, discharged or satisfied any Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice;

(v)                                 other than in the ordinary course of business consistent with past practice, changed the compensation payable to any director, officer, employee, agent, independent contractor or consultant; entered into, adopted or amended any employment, severance or other agreement with any director, officer, employee, agent, independent contractor or consultant of the Target Companies; except, in each case, as required by law or in accordance with existing agreements;

(vi)                              amended, terminated, canceled any Company Contract;

(vii)                           changed any of such Company’s accounting methods, principles or practices, or billing, cash management or collection policies used by such Target Company;

(viii)                        incurred any damage, destruction or loss in excess of $50,000, whether or not covered by insurance, affecting the Company Assets;

(ix)                              adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(x)                                 authorized for issuance, issued or sold or agreed or committed to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents;

(xi)                              entered into any agreements or understandings, whether in writing or otherwise, to take any of the actions specified in paragraphs (i) through (xi) above, except as specifically contemplated hereby; or

(xii)                           with the exception of any matters pertaining to those transactions resulting in the U.S. federal (and, to the extent applicable, state and local) income Tax entity classification of the Companies as disregarded entities, changed any method of Tax accounting or made a Tax election or changed an existing Tax election with respect to the Business.

3.7                              Undisclosed Liabilities; Indebtedness.

(a)                                 Except as set forth on Schedule 3.7(a) of the Seller Disclosure Schedule, the Target Companies have no material Liabilities, except for (i) Liabilities under the Company Contracts or Liabilities disclosed in the Financial Statements, (ii) Liabilities which have arisen since the Acquisition Balance Sheet Date incurred in the ordinary course of business consistent with past practice (none of which results from any breach of contract), or (iii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.  For purposes of this Section 3.7(a), “a material Liability” shall mean a Liability that, individually or in the aggregate with related Liabilities, involves amounts in excess of $100,000.

(b)                                Except as set forth in Schedule 3.7(b) of the Seller Disclosure Schedule, the Target Companies have no Indebtedness or Transaction Expenses.

(c)                                 Schedule 3.7(c) of the Seller Disclosure Schedule sets forth a list of all employees of the Target Companies and other Persons who have contractual rights to any of the proceeds of this Agreement or otherwise have rights to a payment (a) relating to Transaction Expenses, (b) contingent upon the signing of and/or consummation of the transaction contemplated by this Agreement or (c) relating to services or goods rendered in connection with the evaluation of, negotiation of or entering into this Agreement.

3.8                              Compliance with Laws.  The Target Companies are, and have been since January 1, 2012, in material compliance with all Laws and Regulations applicable to the Target

Companies, conduct of the Business and the use and ownership of the Company Assets.  The Target Companies have not received written (or to the knowledge of Seller, oral) notice of, and there has not been since January 1, 2012, any citation, fine or penalty imposed or asserted against the Target Companies for any violation or alleged violation of such Laws and Regulations.  Since January 1, 2012, there have not been any violations of any Laws and Regulations by the Target Companies in their submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, significant corrective action or enforcement action.

3.9                              Tax Matters.

(a)                                 All income Tax Returns and all other material non-income Tax Returns required to be filed by or with respect to the Target Companies have been timely filed (giving effect to any valid extensions).  All such Tax Returns, to the extent they reflect the operations of the Business and the ownership of the Company Assets, are accurate and complete in all material respects, and all material Taxes due and payable by the Target Companies with respect to the Business and the Company Assets (whether or not shown, or required to be shown on any such Tax Return) have been timely paid.  The Target Companies have filed Tax Returns in all jurisdictions where they are required to file Tax Returns and have not received written notice of any claim by any taxing authority in any other jurisdiction where the Companies do not file Tax Returns that any of the Target Companies are or may be subject to Taxes in that jurisdiction.

(b)                                There are no Liens with respect to Taxes upon the Target Companies or any of the Company Assets, other than with respect to Permitted Liens.

(c)                                 No audit or administrative or judicial Tax examination or proceeding with respect to Taxes is pending or is currently being conducted with respect to the Target Companies.  The Target Companies have not received any written communication from any taxing authority stating that a Tax audit or assessment is forthcoming.  No deficiency for any Taxes has been proposed against any of the Target Companies, which deficiency has not been paid in full.

(d)                                None of the Target Companies have been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return or (ii) a party to any Tax sharing agreement or similar contract or arrangement.  None of the Target Companies have any liability for the Taxes of any Person (other than the Target Companies) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

(e)                                 There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Target Companies with respect to the Business or the Company Assets for any Taxable period, and there are no outstanding requests or demands to extend or waive any such period of limitation, collection or assessment.  Schedule 3.9(e) of the Seller Disclosure Schedule lists all of the jurisdictions (foreign and domestic) in which any Tax is properly payable by any of the Target Companies under applicable Laws and Regulations.  No written rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any relevant Governmental Entity with respect to any of the Target Companies with respect to the Business or the Company Assets.

(f)                                   Each Target Company is, in all material respects, in compliance with the applicable Laws and Regulations relating to withholding of Taxes and the payment thereof in connection with amounts owing to any employee, independent contractor, creditor, partner, vendor, supplier, or other third party, has duly and timely withheld and paid over to the appropriate Governmental Entity all material amounts required to be so withheld, and has complied with all material reporting obligations with respect to such amounts.

(g)                                No Target Company has been a party to a transaction described as a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (including, without limitation, any “listed transaction”) or any confidential corporate Tax shelter within the meaning of Treasury Regulation Section 301.6111-2.

(h)                                 No Target Company has, nor has it ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any non-U.S. country.  The Company Assets do not include any stock or other ownership interests in any corporations, partnerships, joint ventures, limited liability companies, business trusts, or other entities.

(i)                                     Each of the Companies is validly classified as a “disregarded entity,” as described in Treasury Regulation Section 301.7701-3(a), for U.S. federal (and, to the extent applicable, state and local) income tax purposes.

(j)                                     No Company is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) as a result of the transactions contemplated hereby.

(k)                                  For the purposes of this Section 3.9, Section 6.2, and Section 9.2(c), any reference to the Company shall be deemed to include any Person that merged with, was converted into, or was liquidated into the Company, and any Subsidiary of the Company, and any predecessor of the Company and any Subsidiary of the Company.

3.10                       Litigation.  There are no outstanding Orders of any Governmental Entity against any of the Target Companies, any of their assets or properties.  Except as disclosed, in Schedule 3.10 of the Seller Disclosure Schedule, there is no, and has not been since January 1, 2012 any, Litigation pending or, to the Knowledge of Seller, threatened against any Target Company.  Except as disclosed, in Schedule 3.10 of the Seller Disclosure Schedule, there is no, and has been no Litigation by any of the Target Companies pending or threatened against any third party with respect to the Target Companies or the Business, including but not limited to, any present or former employee, consultant, independent contractor, director or officer of any Target Company.

3.11                       Properties.

(a)                                 Real Property.  None of the Target Companies own any real property.  Schedule 3.11(a) of the Seller Disclosure Schedule contains a complete and correct list of all Leased Real Property.  None of the Target Companies have received written notice of any pending or contemplated condemnation, expropriation or other proceeding in eminent domain affecting the Leased Real Property or any portion thereof or interest therein, and to the Knowledge of the Seller, no such proceeding has been threatened against the Leased Real Property.  None of the Target Companies have received any written notice that the current use and occupancy of the Leased Real Property violates any Laws or Regulations in any material respect.  Each applicable Target Company is the sole tenant for the space leased, does not share any space with or sublet any space to any other Person and enjoys peaceful and quiet possession of the Leased Real Property.  All facilities used by the Target Companies located on the Leased Real Property are supplied with utilities and other services necessary for the operation of such facilities as currently conducted, including gas, electricity, water, telephone, sanitary sewer, and storm sewer.  The Leased Real Property abuts on and has direct vehicular access to a public road or has access to a public road.

(b)                                Personal Property. Schedule 3.11(b) of the Seller Disclosure Schedule contains a complete and correct list of leases or other Contracts under which any of the Target Companies is the lessee of, or holds or operates, any Personal Property owned by a third Person. To the Knowledge of the Seller, no Personal Property has been removed from any of the Target Companies during the six (6) month period immediately prior to the date of this Agreement, except in the ordinary course of business.  All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

3.12                       Accounts Receivable.  All Accounts Receivable of the Target Companies reflected on the Acquisition Balance Sheet (other than those paid since such date) and that have arisen since such date represent bona fide and valid obligations from sales actually made or services actually performed in the ordinary course of business, and are not subject to any setoffs or counterclaims.  All such Accounts Receivable of the Target Companies that have arisen since such date are owned by the Target Companies free and clear of any Liens other than Permitted Liens.  No discount or allowance from any Accounts Receivable has been made or agreed to (other than legal perquisites, discounts or allowances made in the ordinary course of business consistent with industry practices or the Target Companies’ historical methods and practices).

3.13                       Intellectual Property.

(a)                                 As used in this Agreement, the following terms have the meanings indicated:

(i)                                     “Intellectual Property” means all intellectual property rights of every kind including all: (A) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (B) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered)

and registrations and applications for registration thereof; (C) copyrights (registered or unregistered) and registrations and applications for registration thereof; (D) rights in data, databases or other compilations of fact; (E) industrial designs and any registrations and applications therefor, and all other rights corresponding thereto throughout the world; (F) trade secrets and other confidential or proprietary information (including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and customer and supplier lists and information); (G) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor; (H) works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, and data; (I) moral right or other right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty; and (J) goodwill associated with any of the foregoing.

(ii)                                  “Company Intellectual Property” means all Intellectual Property owned by, or licensed to, the Target Companies and used or held for use by the Target Companies in the creation, production, distribution, marketing, offering or sale of any Company Products.

(iii)                               “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by, or exclusively licensed to, the Target Companies.

(iv)                              “Company Products” means all of the products marketed, licensed, maintained, supported, sold or offered for sale by the Target Companies (including all content, components, elements, toolkits, computer programs, software (both in object code and source code), firmware, middleware, databases, interfaces, systems, devices, hardware, equipment, and other items designed, developed, manufactured, assembled, sold, leased, installed, licensed, hosted or otherwise made available by or on behalf of the Target Companies), and any services performed by or on behalf of the Target Companies.

(b)                                Schedule 3.13(b) of the Seller Disclosure Schedule contains a complete and accurate list of (i) all Company Owned Intellectual Property included in clauses (A) through (C) and (G) of the definition of Intellectual Property that is registered, or subject to an application for registration, with any Governmental Entity (collectively, “Company Registered Intellectual Property”); and (ii) all material unregistered trademarks included in the Company Owned Intellectual Property.

(c)                                 Schedule 3.13(c) of the Seller Disclosure Schedule contains a complete and accurate list of (i) all Contracts entered into outside of ordinary course of business that include licenses or other rights granted by any of the Companies to any Person with respect to any Company Intellectual Property (“Licenses Out”), and (ii) all Contracts that include licenses and other rights granted by any Person to any of the Companies with respect to any Company Intellectual Property (“Licenses In”) (excluding Contracts related to off-the-shelf shrink wrap, click through or similar licenses for commercially available software that is licensed to any of the Companies in the ordinary course of business or is otherwise easily obtainable without material expense) (Licenses In and Licenses Out, collectively, the “IP Licenses”). Except as set forth on Schedule 3.13(c) of the Seller Disclosure Schedule, none of the Target Companies are or will be required to pay any currently due, future or ongoing royalties or other compensation to any third parties in respect of its ownership or use of any Company Intellectual Property.  The execution and delivery of this Agreement by the Companies and the consummation of the transactions contemplated by this Agreement will not impair the rights of Buyer or any of the Target Companies to use, practice, operate under, license, sublicense, dispose of, or bring suit for infringement of any of the Company Intellectual Property and rights to the Company Intellectual Property licensed to any of the Target Companies pursuant to the IP Licenses where any such Target Company is the licensee, to the same extent that such Target Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that such Target Company would otherwise be required to pay.

(d)                                Except as set forth on Schedule 3.13(d)(i) of the Seller Disclosure Schedule, (i) the Target Companies own exclusively the Company Intellectual Property which is owned or purported to be owned by the Target Companies and (ii) one or more of the Target Companies is a party to a valid and binding license for the Company Intellectual Property licensed to the Target Companies (excluding Contracts related to off-the-shelf shrink wrap, click through or similar licenses for commercially available software that is licensed to any of the Target Companies in the ordinary course of business or is otherwise easily obtainable without material expense); and the Company Intellectual Property constitutes all Intellectual Property necessary for the conduct of its Business as currently conducted, including the development, production, maintenance, support, distribution, marketing or sale of Company Products. None of the Target Companies have violated, misappropriated or infringed, is violating, misappropriating or infringing and, by conducting its Business as currently conducted, will violate, misappropriate or infringe, any Intellectual Property of any other Person.  Except set forth on Schedule 3.13(d)(ii) of the Seller Disclosure Schedule, none of the Target Companies has received any notice or communication from any Person claiming any violation, misappropriation or infringement by any of the Target Companies of another Person’s Intellectual Property rights.

(e)                                 Except as set forth on Schedule 3.13(e)(i) of the Seller Disclosure Schedule, none of the Company Products incorporates, includes, or is compiled with, or linked (dynamically or statically) with any Open Source Materials, and there are no current plans to incorporate, include, compile with, or link with any additional Open Source Material and the Company Products.  Schedule 3.13(e)(i) of the Seller Disclosure Schedule describes the license under which each of the excepted Open Source Materials is licensed to any of the Target Companies; and with which of the Company Product(s) the excepted Open Source Materials were incorporated, included, distributed together with, compiled with, or linked with.  The Target Companies have complied with all of the requirements of each license applicable to any Open Source Materials used or distributed by it.  Except as set forth on Schedule 3.13(e)(i) of the Seller Disclosure Schedule, the Target Companies have not provided (nor are any of them obligated to provide, nor will the closing of the transactions contemplated by this Agreement obligate any of the Target Companies to provide) the source code for any of the Company Products to any other Person (other than escrow agents pursuant to a source code escrow Contract with any of the Companies). The Target Companies have not, by license, transfer, escrow or otherwise, permitted any other Person to reverse engineer, disassemble or decompile any of the Company Products to create such source code, except as may be required by law. Except as set forth on Schedule 3.13(e)(ii) of the Seller Disclosure Schedule, all copies of the Company Products distributed in connection with the Business have been distributed solely in object code form.  Except as set forth on Schedule 3.13(e)(ii) of the Seller Disclosure Schedule, none of the Target Companies, nor to the Knowledge of Seller any other Person, has published or otherwise made public any of the Target Companies’ proprietary software included in the Company Products, other than through licensing of object code versions.  Each copy of the Company Products distributed by any of the Target Companies was at the time of distribution, and to the Knowledge of Seller is, the subject of a valid, existing and enforceable license agreement.

(f)                                   The Target Companies have taken all appropriate steps to protect its rights in, and the confidentiality of, the Company Intellectual Property, and all other confidential or proprietary information belonging to the Target Companies, developed by any of the Target Companies, or provided by any other Person to any of the Target Companies.  Without limiting the foregoing, the Target Companies have, and enforce, a policy requiring each of its Employees, consultants and contractors to execute enforceable proprietary information, assignment of inventions and confidentiality agreements assigning to the Target Companies all rights in any Intellectual Property developed for the Target Companies, copies of forms of which have been provided to the Buyer in the Electronic Dataroom, and all Employees and all consultants and contractors of any of the Companies have executed such an agreement. The Target Companies have recorded all assignments of any Company Registered Intellectual Property assigned to the Target Companies with the relevant Governmental Entity in accordance with applicable Laws and Regulations in each jurisdiction in which such assignment is required to be recorded. To the Knowledge of Seller, no Employee, consultant or independent contractor of any of the Target Companies is obligated under any agreement or commitment, or subject to any judgment, decree or order of any court or administrative agency, that could interfere with such Employee’s duties to any such Target Company, or that could conflict with the conduct of the Business.

(g)                                Except as set forth in Schedule 3.13(g) of the Seller Disclosure Schedule, no Person has claimed or, to the Knowledge of Seller, has reason to claim that any Person employed by or affiliated with any Target Company has within the past three (3) years (i) violated or may be violating any of the terms or conditions of such Person’s employment, non-competition, non-disclosure or similar agreement with such third Person; (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third Person; or (iii) interfered or may be interfering in the employment relationship between such third Person and any of its employees. To the Knowledge of Seller, no Person employed by any of the Target Companies has used or proposes to use any trade secret or any information or documentation proprietary to any other Person (other than pursuant to a License In) in connection with the Business or any Company Products.

(h)                                 None of the Target Companies are and, to the Knowledge of Seller, no other party to the Licenses Out relating to Company Owned Intellectual Property is, in breach of, or default (with or without notice or lapse of time, or both) under, its obligations relating to license or use limitations under such arrangements. If the terms of any License In require that customers of the Target Companies enter into license or sublicense agreements with the applicable Target Company to use the Company Intellectual Property that is the subject of such License In, then the applicable Target Company has procured all such licenses or sublicenses from its customers.

(i)                                     The Target Companies own or have valid licenses for, and possesses, all of the source code for Company Products owned, distributed or presently supported by the Target Companies, in each case, to the extent such source code was either developed by or for any of the Target Companies or licensed and made available to any such Target Company in source code form. The software developed by the Target Companies for the Company Products has been written in a way that such software may be understood in a commercially reasonable manner by reasonably competent programmers certified in the applicable programming languages.

(j)                                     Except as set forth in Schedule 3.13(j) of the Seller Disclosure Schedule, none of the Target Companies has transferred ownership of, or entered into any Contract under which it has, or may have, the obligation to transfer any ownership of, or granted any exclusive license to use or distribute (or entered into any Contract under which it has, or may have, the obligation to grant any exclusive license to use or distribute), or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or result in any release of any source code of the Company Products or related materials from escrow under, or give rise to a right of, or result in, termination, cancellation or acceleration of any Intellectual Property right or obligation set forth in any IP License to which any of the Target Companies is a party or to which any of their respective properties or assets is subject, or to a loss of a benefit related thereto, or result in the creation of any Lien in or upon, any Company Intellectual Property related thereto, or give rise to any increased, additional, accelerated or guaranteed rights, entitlements, licenses or Liens relating to any Company Intellectual Property.

(k)                                  Except as set forth in Schedule 3.13(k) of the Seller Disclosure Schedule, to the extent that any Intellectual Property has been developed or created by any Person for any of the Target Companies and is used to create, modify, compile, operate, support or is incorporated into any Company Products, the Target Companies have a written agreement with such Person with respect thereto and the Target Companies thereby either (i) have obtained ownership of, and is the exclusive owner of, all rights in such Intellectual Property; or (ii) have obtained a perpetual, royalty-free, fully paid-up, non-terminable license to all such Person’s rights in such Intellectual Property.

3.14                       Protection of Personal Information; Information Technology Systems.  Except as set forth in Schedule 3.14 of the Seller Disclosure Schedule:

(a)                                 The Target Companies have written privacy and security policies that govern their collection, storage, use, disclosure and transfer (including across national borders) of Personal Information that comply in all material respects with applicable Laws and Regulations and the Business and the Target Companies are in compliance in all material respects with its privacy and security policies and applicable Laws and Regulations relating to Personal Information.  All consents required by applicable Law and Regulations for the collection, use or disclosure of Personal Information in connection with the conduct of the Business (including disclosure to Affiliates of the Target Companies) have been obtained for the uses made or intended.  The Target Companies have not received any written claim or complaint regarding its collection, use or disclosure of Personal Information.  As used in this Agreement, “Personal Information” means any personally identifiable information in the possession or under the control of any of the Target Companies regarding any Person, the use or disclosure of which is protected by applicable Laws and Regulations.

(b)                                During the three (3) years immediately prior to the Closing Date, there has been no material breach of security that has resulted in unauthorized access by third parties to the Personal Information in the Target Companies’ possession, custody or control.  With respect to all Personal Information gathered or accessed in the course of the operations of the Target Companies, the Target Companies have taken commercially reasonable steps, consistent with applicable Laws and Regulations, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.

(c)                                 The Target Companies have measures in place that are intended to ensure that the Computer Systems contain appropriate virus protection and that are measures intended to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to system programs and data files comprised by the Computer Systems, and, to the Knowledge of the Seller, such measures have been and are being complied with in all material respects.  The Target Companies have and maintain all applicable accounts, passwords, encryption algorithms and programs or other access keys required by the Target Companies and its Employees to access the system programs and data files comprised by the Computer Systems.  The data processing and data storage facilities used by the Companies in connection with the operation of the business are reasonably protected in respect of known security breaches. Seller, for itself and its Subsidiaries, has and maintains back-up systems and disaster recovery and business continuity plans that are intended to reasonably address the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer System.  Except as provided in the Transition Services Agreement, the Target Companies are, on the Closing Date, in possession of the object code and available user manuals for all third-party in-licensed software (other than off-the-shelf application software or other software made available pursuant to a shrink wrap, click through or similar license) which is used in the operation of and which is material to the Business as presently conducted (the “Application Software”).  The Target Companies have provided to the Buyer in the Electronic Dataroom, copies of any source code escrow agreements relating to the Application Software, which copies are accurate and complete in all material respects.

3.15                       Contracts and Other Agreements.  Except as set forth on Schedule 3.15 of the Seller Disclosure Schedule, Seller has made available in the Electronic Dataroom correct and complete copies of all Company Contracts, including all amendments thereto, to the Buyer.  The Company Contracts are in full force and effect.  Except as reflected in Schedule 3.15 of the Seller Disclosure Schedule, there have been no amendments, assignments, modifications or supplemental arrangements to or with respect of any Company Contract.  No Target Company is in material breach or default of any Company Contract, and to the Knowledge of Seller, there is no event which has occurred or existing condition (including the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement) which constitutes or which, with notice and/or the passage of time would constitute a material breach, a default or event of default by any of the Target Companies or would cause the acceleration of any obligation of any of the Target Companies, give rise to any right of early termination or cancellation by any party other than the Target Companies or cause the creation of any Lien on any of the assets of the Target Companies (other than Permitted Liens), nor do the Target Companies have knowledge of, and the Target Companies have not received written (or to the Knowledge of the Seller, oral) notice of, or made a claim with respect to, any material breach or default by any other party thereto.

Schedule 3.15 of the Seller Disclosure Schedule sets forth a correct and complete list of the following contracts (whether written or oral) to which any of the Target Companies is a party or bound (the “Company Contracts”):

(i)                                     all contracts governing the ten (10) largest customers based on the dollar amount of goods and services sold to such customers during calendar year 2014 for each of Aberdeen and Market Intelligence;

(ii)                                  all contracts governing the Target Companies’ supplier relationships with the ten (10) largest suppliers to the Business (including providers and licensees of data), based on the dollar amount of goods and services purchased from such suppliers during calendar year 2014 for each of Aberdeen and Market Intelligence;

(iii)                               all bonds, debentures, notes, mortgages, indentures, loans, credit commitments, pledges, security agreements or guarantees and other contracts evidencing, creating or otherwise relating to obligations for Indebtedness (other than guarantees by way of endorsement or negotiable instruments in the ordinary course of business) to which any of the Companies is a party or bound and all letters of credit (whether funded or unfunded);

(iv)                              all existing contracts (other than those described in subparagraphs (i), (ii) or (iii) or any of the Company’s Employee Plans) to which any of the Target Companies is a party (i) involving an annual commitment or annual payment by any party thereto of more than $50,000 individually, (ii) which have a fixed term extending more than twelve months from the date hereof and which involve cumulative payments in excess of $50,000, or (iii) which is likely to result in payment by any party thereto of $50,000 over the twelve months following the date hereof, in each case individually, or which are otherwise material to the Business or the Target Companies taken as a whole;

(v)                                 contracts relating to the Leased Real Property;

(vi)                              capital, operating or equipment leases or conditional sales agreements, in each case involving amounts in excess of $25,000;

(vii)                           employment, collective bargaining, severance, non-competition/non-solicitation (except to the extent part of a standard form agreement which has been made available to Buyer in the Electronic Dataroom), stay bonuses, retention, and similar contracts;

(viii)                        contracts under which any of the Target Companies is obligated to indemnify or hold harmless, or entitled to indemnification from, any other Person, except for indemnity provisions in contracts entered into in the ordinary course of business;

(ix)                              contracts between any Target Company and any stockholder, director, partner, officer or employee or other Affiliate of any Target Company, or its Affiliates, including any contracts providing for customer discounts;

(x)                                 any contracts relating to vendor rebates or incentives or customer sales incentives or discounts (to the extent not covered by (ii) above);

(xi)                              contracts under which the amount payable by any Target Company is dependent on the revenues or income or similar measure of the Business, or in which any Target Company is obligated to pay commissions or similar payments to any Person;

(xii)                           material license and other similar arrangements in which any Target Company is either licensee or licensor with respect to any Company Intellectual Property or any databases;

(xiii)                        Joint Venture or similar agreements;

(xiv)                       hedge or broker contracts;

(xv)                          contracts to loan money or extend credit to any other Person, other than contracts entered into in the ordinary course of business; or

(xvi)                       any settlement agreements.

3.16                       Insurance.  Attached hereto as Schedule 3.16 of the Seller Disclosure Schedule is a true and complete list of all policies or binders of fire, theft, casualty, comprehensive general liability, workers compensation and employers liability, directors’ and officers’ liability, business interruption, environmental, products and professional liability and automobile insurance relating to the Business, together with the coverage amounts thereunder.  There are no outstanding material unpaid claims under any such policy or binder.

3.17                       Employee Relations.

(a)                                 Schedule 3.17(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of all employees, officers, independent contractors and consultants of the Business (collectively, the “Employees”) (including employer, name, title/position, dates of hire, employment classification, status (active or on leave of absence), annual compensation).  Except as set forth on Schedule 3.17(a) of the Seller Disclosure Schedule, no Employee has given as of the date hereof written (or to the Knowledge of Seller, oral) notice of an intention to leave any of the Target Companies’ employ after the Closing.

(b)                                The Target Companies are in compliance in all material respects with all applicable Laws and Regulations and Orders respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice.  There is no (i) unlawful employment practice discrimination charge pending before the Equal Employment Opportunity Commission (the “EEOC”) or any EEOC recognized state “referral agency” or, to the Knowledge of Seller, threatened, against or involving or affecting any of the Target Companies; (ii) unfair labor practice charge or complaint against any of the Target Companies pending before the National Labor Relations Board (the “NLRB”) or, to the Knowledge of Seller, threatened, against or involving or affecting any Target Company; (iii) charge or authorized investigation being conducted or, to the Knowledge of Seller, threatened to be conducted, by the United States Department of Labor or any analogous state agency concerning the terms and conditions of employment; (iv) lawsuit or, to the Knowledge of Seller, threatened lawsuit by any individual against any of the Target Companies arising in any way out of such individuals current, former or prospective employment with any Target Company; (v) labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or involving or affecting any Target Company and no NLRB representation question exists respecting any of the Employees; (vi) grievance or arbitration proceeding pending and no written claim therefor exists; and (vii) collective bargaining agreement that is binding on any of the Target Companies.  No organizational, union or collective bargaining efforts involving any of the Employees have been made for the past three (3) years, and to the Knowledge of Seller, no such organizational efforts are presently being made.  Within the preceding three (3) years, the Target Companies have not implemented any “plant closing” or “mass layoff” of employees that would reasonably be expected to require notification under the WARN Act or any similar state or local Law, no such “plant closing” or “mass layoff” will be implemented before the Closing Date without advance notification to and approval of the Buyer, and there has been no “employment loss” as defined by the WARN Act within the ninety (90) days prior to the Closing Date.

3.18                       Employee Plans.

(a)                                 Section 3.18(a) of the Disclosure Schedule sets forth a complete list of all material pension, savings, profit sharing, retirement, deferred compensation, welfare, fringe benefit, short and long term disability, medical, dental, death benefit, incentive compensation (including bonus plans), equity compensation, change-in control, retention, severance pay and similar plans, programs, agreements, or arrangements (whether written or oral) providing employee benefits or remuneration for current Employees or their beneficiaries that is sponsored, maintained or contributed to by the Target Companies or with respect to which the Target Companies have any material Liability (the “Employee Plans”), including without limitation all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Copies of each of the Employee Plans has been made available to Buyer in the Electronic Dataroom.

(b)                                Except as would result in a material Liability to the Buyer, each Employee Plan has been operated, administered and maintained (in form and operation) in all material respects in accordance with its terms, and the applicable provisions of ERISA, the Code and all other applicable Laws and Regulations.

(c)                                 Neither any Target Company nor any of their Subsidiaries, maintains or has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any (i) “employee pension benefit plan” within the meaning of Section

3(2) of ERISA, that is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, or (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(d)                                The Target Companies have no current obligation to provide, and no Employee Plan provides for, post-employment or retiree welfare benefits, except as required by Part 6 of Subtitle B of Title I of ERISA or Code § 4980B.

(e)                                 Except as would result in a material Liability to the Buyer, there is no pending or, to the Knowledge of Seller, threatened Action, Liability, claim, Litigation, audit, examination, investigation or proceeding relating to an Employee Plan (other than routine claims for benefits payable in the ordinary course).  There is no audit, inquiry or examination pending, or to the Knowledge of Seller, threatened, by the IRS, the Department of Labor or any other governmental entity with respect to any Employee Plan that would reasonably be expected to result in a material Liability to the Buyer.

(f)                                   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) entitle any Employee, to severance pay, benefits or any other payment or (ii) directly or indirectly cause any Target Company to transfer or set aside any assets to fund any benefits under any Employee Plan.

(g)                                None of the Target Companies nor any of its Subsidiaries has any obligation (current or otherwise) to pay, gross up, or otherwise indemnify any Employee for any Taxes imposed under Section 409A or Section 4999 of the Code.

(h)                                 No Person classified by any of the Target Companies as an independent contractor has raised any challenge or dispute over the accuracy of such classification, nor, to the Knowledge of the Seller, is there any basis for any such Person to do so.

3.19                       Environmental Matters.

(a)                                 The Business, and the Target Companies conduct thereof, is, and since January 1, 2012 has been, in compliance in all material respects with all applicable Laws and Regulations regarding environmental matters.

(b)                                Since January 1, 2012, none of the Target Companies has received written (or, to the Knowledge of Seller, oral) notification of, and to the Knowledge of Seller, no Target Company has any potential material responsibility pursuant to the provisions of any Laws and Regulations regarding environmental matters.

(c)                                 The Target Companies have previously made available in the Electronic Dataroom to Buyer copies of any and all environmental audits or risk assessments, site assessments, documentation within its possession or control and all other material correspondence, documents or communications with any Governmental Entity regarding Laws and Regulations regarding environmental matters in the possession or control of the Target Companies.

3.20                       Permits.  The Electronic Dataroom contained a true and complete list of all material Permits.  Each Target Company has all material Permits necessary for the operation of the Business, and, all of such Permits are in full force and effect.  Each Target Company is operating in material compliance with all applicable Permits; and no proceeding is pending or to the Knowledge of Seller is threatened to revoke, suspend, limit or adversely modify any Permit.

3.21                       Commercial Relationships.

(a)                                 Schedule 3.21(a) of the Seller Disclosure Schedule sets forth true and complete lists of the largest ten (10) suppliers of goods or services to each of (i) Aberdeen and (ii) Market Intelligence (including providers or licensors of data) during calendar year 2014, together with the dollar amount of such goods and services purchased from such suppliers during each such time period.  Since December 31, 2013, no such supplier has canceled or otherwise terminated, or threatened in writing (or, to the Knowledge of Seller, orally) to cancel or otherwise terminate, its relationship with any Target Company or has decreased materially, or threatened in writing (or, to the Knowledge of Seller, orally) to decrease materially its provision of services, supplies or materials to any Target Company.  Neither Seller, nor the Target Companies have received any written (or, to the Knowledge of Seller, oral) notice that any such supplier intends to cancel or otherwise adversely modify its relationship with any Target Company or materially decrease its provision of services, supplies or materials to the Target Companies, whether due to the consummation of the transactions contemplated by this Agreement or otherwise.

(b)                                Schedule 3.21(b) of the Seller Disclosure Schedule sets forth true and complete lists of the ten (10) largest customers of each of (i) Aberdeen, (ii) Market Intelligence (excluding the EU Companies) and (iii) the EU Companies, during the calendar year 2014, and together in each case with the dollar amount of goods and services purchased by such customers from the Target Companies during such time periods.  Since December 31, 2013, no such customer has canceled or otherwise terminated or has threatened in writing (or, to the Knowledge of Seller, orally) to cancel or otherwise terminate, its relationship with any Target Company or has decreased materially, or threatened in writing (or, to the Knowledge of Seller, orally), to decrease materially, its purchases from or with any Target Company.  Neither Seller nor the Target Companies has received any written (or, to the Knowledge of Seller, oral) notice that any such customer intends to cancel or otherwise adversely modify its relationship with any Target Company or materially decrease its purchases from any Target Company, whether due to the consummation of the transactions contemplated by this Agreement or otherwise.

(c)                                 Schedule 3.21(c) of the Seller Disclosure Schedule sets forth true and complete lists of any reseller or channel partner of each of (i) Aberdeen and (ii) Market Intelligence during the calendar year 2014, and together in each case with the dollar amount of goods and services attributable to such resellers or channel partners from the Target Companies during such time periods.  Since December 31, 2013, no such reseller or channel partner has canceled or otherwise terminated, or, to the Knowledge of Seller, has threatened, to cancel or otherwise terminate, its relationship with any Target Company or has decreased materially, or to the Knowledge of Seller, threatened, to decrease materially, its purchases from or with any Target Company.  Neither Seller nor the Target Companies has received any notice, nor do the Target Companies or the Seller have any knowledge, that any such reseller or channel partner intends to cancel or otherwise modify its relationship with any Company or materially decrease its purchases from any Target Company, whether due to the consummation of the transactions contemplated by this Agreement or otherwise.

(d)                                Schedule 3.21(d) of the Seller Disclosure Schedule sets forth a true and complete list of (i) Contracts and other arrangements under which the Business or any Target Company receives benefits or has rights and (ii) Seller and/or other Subsidiaries or Affiliates of Seller unrelated to the Business or any Target Company also receive benefits or have rights, other than such Contracts relating to services provided under the Transition Services Agreement.

3.22                       [Reserved.]

3.23                       Broker’s Fee.  As of the Closing, other than Algorythmic Advisors, no broker, finder, agent or similar intermediary has acted on behalf of any of the Target Companies or Seller in connection with this Agreement or the transactions contemplated hereby.

3.24                       Restrictions on Business Activities.  Except as contained on Section 3.24 of the Disclosure Schedule, there is no Contract or Order binding upon any of the Target Companies that restricts or prohibits, or purports to restrict or prohibit, the Business or any Target Company from (i) engaging or participating, or competing with any other Person, in any line of business, market or geographic area or (ii) selling, distributing or manufacturing any products or services or purchasing or otherwise obtaining any software, components, parts or services.

3.25                       Powers of Attorney.  Other than as set forth on Schedule 3.25 of the Seller Disclosure Schedule, none of the Target Companies has granted a power of attorney to any Person to act or execute documents on behalf of such Target Company.

3.26                       Bank Accounts.  Schedule 3.26 of the Seller Disclosure Schedule sets forth each of the bank accounts of the Target Companies and the employees of such Company who are authorized signatories with respect to such accounts.

3.27                       Databases.  Schedule 3.27 of the Seller Disclosure Schedule sets forth a complete and accurate list of all providers of data that constitutes the database owned by HH CA and referred to generally as “CITDB.”  Schedule 3.27 of the Seller Disclosure Schedule also sets forth certain attributes of the CITDB database owned by HH CA.  Schedule 3.27 of the Seller Disclosure Schedule also sets forth a complete and accurate list of all providers of data that constitutes the database owned by HH France, which database will be sold to the buyer under the Asset Purchase Agreement.  As of the date hereof, the Database (as defined in, and being transferred under, the Asset Purchase Agreement) does not contain any content related to sites in Switzerland or Austria that was removed under court order by supervision of a bailiff in connection with the Profondia Litigation (as defined on Schedule 9.2(c)) as attested in Seller’s related affidavit dated June 6, 2013.

ARTICLE 4

[RESERVED]

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this Article 5 are true and correct as of the date of the Closing Date.

5.1                              Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws and Regulations of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted and as proposed to be conducted.

5.2                              Authority to Execute and Perform Agreement.  Buyer has the corporate power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform fully its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and the other Transaction Documents to which Buyer is a party when delivered at Closing will be, duly executed and delivered by Buyer, and constitute valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar Laws and Regulations affecting the enforcement of creditors’ rights generally and by general principles of equity.

5.3                              Noncontravention.  Neither the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will (a) violate or constitute a breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, (b) require on the part of Buyer any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, or (c) violate any Order or Law or Regulation in effect as of the Closing Date applicable to Buyer or any of its properties or assets.  Buyer will not be required to give any notice to or obtain any consent or waiver from any individual or entity in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby in order to avoid a modification or termination of, or a payment or default under, a contract or agreement with a third party.

5.4                              Broker’s Fee.  No broker, finder, agent or similar intermediary has acted on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection herewith based on any agreement, arrangement or understanding with Buyer or any action taken by or on behalf of Buyer.

5.5                              Investment Status.

(a)                                 Buyer is acquiring the Membership Interests for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities of any part thereof except pursuant to a registration or an available exemption under applicable Laws and Regulations.  Buyer is not a party to any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of the shares of the Membership Interests.

(b)                                Buyer acknowledges that the Membership Interests have not been registered under the Securities Act or the securities Laws and Regulations of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

(c)                                 Buyer is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1                              Further Assurances.  On and after the Closing Date, each of the Parties shall execute such documents, further instruments of sale, transfer, conveyance, assignment and confirmation and other papers and take such further actions as may be reasonably required or reasonably appropriate to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Membership Interests, to put Buyer in actual possession and operating control of the Companies, to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

6.2                              Tax Matters.This Section 6.2 shall govern the allocation between Buyer and the Companies, on the one hand, and Seller, on the other hand, of responsibility for certain tax matters following the Closing Date.  As used in this Section 6.2, the term “Company” includes each of the Companies and their Subsidiaries.

(a)                                 Seller shall unilaterally and in its sole discretion prepare or cause to be prepared, and file or cause to be filed, all consolidated, unitary or combined income Tax Returns that include the results of the operations of the Companies or any predecessor entities for any taxable period, or portion thereof, ending on or prior to the Closing Date (the “Company Unitary Tax Returns”).

(b)                                Buyer and the Companies shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Companies that are not Company Unitary Tax Returns (i) for all Tax periods ending on or before the Closing Date that are due (giving effect to any permitted extensions) after the Closing Date (the “Pre-Closing Periods”) and (ii) for all Tax periods that begin on or before the Closing Date and end after the Closing Date (the “Straddle Periods”).  Such Tax Returns shall, except as otherwise required under applicable Laws and Regulations, be prepared in a manner consistent with the reasonable past practices of the Companies (unless required by applicable Laws and Regulations), and shall be provided to Seller for its review not later than thirty-five (35) days before the due date for filing such Tax Returns (including valid extensions), and neither Buyer nor the Companies shall file such Tax Returns without Seller’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)                                 Without duplication of any right to recovery herein (including to the extent already reflected in an indemnity claim under Article 9 or to the extent already taken into account in computing the Aggregate Purchase Price in Article 2 (for example, as being included in the Final Net Working Capital Amount, Indebtedness or Transaction Expenses)) Seller shall reimburse Buyer or the Companies for all Taxes payable by or with respect to the Companies for (i) the Pre-Closing Periods and (ii) the portion of the Straddle Periods ending on the Closing Date, in each case within fifteen (15) days after Buyer or any Company notifies Seller of payment of such Taxes by Buyer or the Company after having received confirmation of payment of such Taxes by Buyer or the Companies in accordance with Section 11.1 hereof.  For purposes of this section, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of the Taxes other than Taxes based on or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period; and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended at the Closing Date.

(d)                                Nothing in the foregoing provisions of this Section 6.2 shall excuse Seller from its responsibility for its share, as determined in accordance with this Section 6.2 and Section 9.2 and subject to the terms and limitations set forth therein and elsewhere in this Agreement, of any such Taxes if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount determined under the foregoing provisions of this Section 6.2.  To the extent received or otherwise realized by any Company or Buyer, Buyer shall pay to Seller all Tax Refunds. If Buyer or any Company receives any Tax Refund to which Seller is entitled pursuant to this Section 6.2(d), Buyer will promptly pay (or cause the applicable Company to pay) the amount of such Tax Refund to Seller less any required Tax withholding (after providing Seller notice of its intent to withhold at least five (5) days prior thereto) and any reasonable expenses incurred by Buyer or such Company directly relating to obtaining such Tax Refund. In the event that any such Tax Refund is subsequently disallowed in whole or in part by any Tax authority, Seller shall promptly return any such amounts to Buyer or the applicable Company. “Tax Refund” shall mean (i) any refunds or reductions of Tax of any Company for any Tax period (or portion thereof) ending on or before the Closing Date and (ii) any net operating losses of a Company created during the Tax periods (or portions thereof) ending on or prior to the Closing Date (to the extent not duplicative of the items in clause (i)), except for refunds or reductions attributable to carrybacks from periods (or portions thereof) that begin after the Closing Date.

(e)                                 During the period in which Buyer may make a claim for indemnification under Section 9.2, Buyer shall not (i) cause or permit the Companies to amend or modify any Tax Return of the Companies relating to any Pre-Closing Period or the portion of any Straddle Period ending on the Closing Date or (ii) enter into or permit the Companies to enter into discussions regarding any voluntary disclosure involving Taxes for any Pre-Closing Period, the portion of any Straddle Period ending on the Closing Date or any other Taxable period of the Companies or their predecessors ending prior to the Closing Date, in each case without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, this Section 6.2(e) shall be of no further force or effect on the day immediately after the date that is sixty (60) days following the expiration of the applicable statute of limitations.

(f)                                   Each of Buyer, the Companies and Seller shall cooperate fully, as and to the extent reasonably requested by any other party to this Agreement, in connection with the filing of Tax Returns pursuant to this Section 6.2 and any audit, litigation, or other proceeding with respect to Taxes of the Target Companies with respect to the Business or the Company Assets.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation, or other proceeding.

(g)                                All transfer, documentary, sales, use, stamp, registration, ad valorem and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and the Asset Purchase Agreement (the “Transfer Taxes”) shall be paid one-half by Seller and one-half by Buyer when due, and the Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Laws and Regulations, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Laws and Regulations, the amount of any such Transfer Taxes.

(h)                                 All Tax-sharing agreements or similar agreements with respect to or involving the Companies shall be terminated as of the Closing Date, and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.  All powers of attorney granted by or with respect to the Companies related to Taxes shall be terminated as of the Closing Date.

(i)                                     Neither Buyer nor any of its Affiliates shall cause to be made any extraordinary transaction or event on or after the Closing Date (other than the transactions contemplated by this Agreement) that would reasonably be expected to result in any increased Tax Liability for which Seller would be required to bear as an adjustment to the Aggregate Purchase Price or otherwise provide indemnification or reimbursement pursuant to this Agreement.

(j)                                     For the avoidance of doubt, the following shall be allocated and attributable to a Pre-Closing Period, the portion of any Straddle Period ending on the Closing Date or any other Taxable period of the Companies or their predecessors ending prior to the Closing Date: any deduction or other Tax benefit item related to compensatory amounts properly accrued on or prior to the Closing Date, including but not limited to any amount payable with respect to any bonuses, severance or compensation awards triggered, incurred, accrued or payable to any employee of the Companies as a result of, contingent upon or otherwise in connection with the consummation of the transactions contemplated in the Agreement.

(k)                                  For the purposes of the Escrow Agreement, the Parties agree that Seller shall be responsible for all taxes due on the interest or income earned on the Escrow Funds for the calendar year from which such interest or income is earned.  At the request of Seller, Buyer and Seller shall provide a joint written instruction to the Escrow Agent to cause the Escrow Agent to disburse following the end of each calendar quarter to Seller an amount equal to 40% of the underlying taxable income attributable to the interest or income earned on the Escrow Funds.  If to the extent that Buyer receives any portion of the Escrow Funds, Buyer shall be responsible for federal and other taxes on income that are attributable to the interest and other earnings on such funds actually received by Buyer.

6.3                              Employees; Benefits.

(a)                                 Buyer shall ensure that all Employees on the Closing Date will remain employed in a comparable position as of the Closing Date, and will receive non-equity-based compensation and employee benefits, which, in the aggregate, are at least as favorable as the compensation and employee benefits that were provided to the Employees as of the date of this Agreement.

(b)                                Buyer agrees that, from and after the Closing Date, Buyer shall use commercially reasonable efforts to ensure that each Employee receives credit for any service with the Companies prior to the Closing Date for purposes of (i) eligibility and vesting (except in the case of any new incentive equity awards granted by the Companies or their direct or indirect parent), and (ii) vacation or other paid time off accrual and for severance benefit determinations, under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer on or after the Closing Date (the “New Plans”).

(c)                                 Buyer shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an Employee or his or her dependents under any Employee Plan as of the Closing Date, and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket payment provisions under any applicable New Plan in the year of initial participation.

(d)                                At closing, Buyer shall (or shall cause its Affiliates) to hire the employees listed on Schedule 6.3-1 who provide services to the Business conducted by the Target Companies which are employed by HH Germany.  Buyer and Seller shall take such further actions as are reasonably necessary in furtherance of the hiring of such employees.  In the event that prior to August 1, 2015, Buyer terminates the employment of the employee listed on Schedule 6.3-2, the Seller shall reimburse Buyer for 50% of any severance and other termination costs related to such termination.

6.4                              Public Announcements.  The Parties agree that immediately following the Closing, Buyer shall be permitted to issue a press release in a form to be mutually agreed by the parties.  The Parties shall consult with each other before issuing any press release or making any public statement with respect to the transactions contemplated by this Agreement and the other Transaction Documents and shall not issue any other such press release or make any such public statement prior to such consultation by Seller and Buyer, except as may be required by applicable Laws and Regulations, (including rules, regulations or policies of any securities exchange).  Notwithstanding the foregoing, after the initial announcement of the transactions contemplated hereby by the Parties, each Party may issue further press releases, tombstones and similar announcements without the consent of the other Party provided that such announcements are consistent with, and not broader in scope with respect to the information they disclose, than the announcements previously mutually agreed.  Notwithstanding the foregoing, Buyer and its Affiliates may (i) disclose information about the transactions contemplated by this Agreement as part of its ordinary course communications with its current or prospective limited partners and investors and (ii) identify the Business acquired hereunder as part of a portfolio company of Buyer’s Affiliates on the websites, in the marketing materials and/or in press releases of Buyer and its Affiliates.

6.5                              Fees and Expenses.  Buyer, on the one hand, and the Companies and Seller, on the other, shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, all fees and expenses of agents, representatives, counsel, accountants and other advisors.

6.6                              Release.  Effective upon the Closing, Seller, on behalf of itself and its respective Affiliates, and each of their respective successors and assigns (each, a “Seller Releasor”), in his, her or its capacity as an equity holder, officer, director or employee of any Company, hereby irrevocably, unconditionally and completely releases, acquits and forever discharges, to the fullest extent permitted by Laws and Regulations, each of the Companies, the Buyer and each of their respective equity holders, current and future officers, directors, shareholders, partners, members, Affiliates and employees (each, a “Seller Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Seller Releasor ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to the Closing Date including: (i) any unknown, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement, or of the implied covenant of good faith and fair dealing; provided, however, that this release does not extend to any claim to enforce Seller’s rights under this Agreement or any Transaction Document.  Seller agrees not to, and agrees to cause its respective officers, directors, shareholders, partners, members, Affiliates and Employees, and each of their respective successors and assigns, not to, assert any such claims against Seller Releasees.

6.7                              Use of Name.  Buyer agrees that it shall have no right to use of the name “Harte Hanks” or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Harte Hanks Marks”), and will not at any time hold itself out as having any affiliation with Seller or any of its Affiliates.  Notwithstanding the immediately preceding sentence, (i) as promptly as practicable but in no event later than 60 days following the Closing Date (such period, the “Usage Period”), Buyer shall remove, strike over or otherwise obliterate all Harte Hanks Marks from all materials including, without limitation, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials and (ii) Buyer shall be permitted to use the Harte Hanks Marks during the Usage Period, provided that, such use (a) shall be limited to using such Harte Hanks Marks only on such assets and materials which utilize such Harte Hanks Marks at the time of Closing, and (b) shall be in a manner consistent with such usage at the time of Closing.

6.8                              Certain Claims.  Buyer hereby covenants that it shall not, and shall cause its Affiliates (including Buyer France and Buyer U.K.) not to, bring any claims against the Seller or its Affiliates (including HH France and HH CO), pursuant to the Asset Purchase Agreement or the Bill of Sale for breach of contract or otherwise in respect of the representations, warranties and covenants therein made by the Seller or its Affiliates.

ARTICLE 7

SELLER CLOSING DELIVERIES

On the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following documents:

7.1                              Consents.  The consents set forth on Schedule 7.1.

7.2                              Secretary’s Certificate.  A certificate of, and executed by, its Secretary, dated as of the Closing Date, in a form reasonably satisfactory to Buyer, certifying as to (a) the resolutions of its board of directors authorizing and approving the execution, delivery and performance by such Company of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, or certifying that such consent is not necessary, and (b) the incumbency of the officers of such Company executing documents executed and delivered in connection herewith.

7.3                              Escrow Agreement.  The Escrow Agreement, executed by Seller.

7.4                              Instruments of Transfer.  The Transaction Documents, the instruments of transfer to which it is a party in conformity with Section 6.1 above, executed by Seller.

7.5                              FIRPTA Certificate.  A certification of non-foreign status for Seller dated as of the Closing Date and complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2) in a form reasonably acceptable to Buyer, executed by Seller.

7.6                              Transition Services Agreement.  The Transition Services Agreement, executed by Seller.

7.7                              BPO Agreement.  The BPO Agreement, executed by Harte-Hanks Response Management/Austin, Inc and HH CA.

7.8                              Data Licensing and Services Agreement. The Data Licensing and Services Agreement, executed by Seller, HH France and HH CA.

7.9                              Bill of Sale.  The Bill of Sale, executed by HH CO.

7.10                       Website & Domain Transfer Agreement.  The Website & Domain Transfer Agreement, executed by Seller and Aberdeen.

7.11                       Trademark Assignment Agreements.  The Trademark Assignment Agreements, executed by Seller and HH CA, Harte-Hanks Market Intelligence Europe BV, and Harte-Hanks Data Technologies, Inc. and HH CA, respectively.

ARTICLE 8

BUYER CLOSING DELIVERIES

On the Closing Date, Buyer shall deliver to Seller the following documents:

8.1                              Escrow Agreement.  The Escrow Agreement, executed by Buyer and the Escrow Agent.

8.2                              Instruments of Transfer.  The Transaction Documents and the instruments of transfer to which it is a party in conformity with Section 6.1 above, executed by Buyer.

8.3                              Closing Cash Payment.  The Aggregate Purchase Price due at Closing and provided evidence thereof reasonably satisfactory to the Company.

8.4                              Secretary’s Certificate.  A certificate of, and executed by, its Secretary, dated as of the Closing Date, in a form reasonably satisfactory to the Company, certifying as to (a) its certificate of incorporation and bylaws, as in effect on and as of the Closing Date, (b) the resolutions of its board of directors authorizing and approving the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, and (c) the incumbency of the officers of Buyer executing documents executed and delivered in connection herewith.

8.5                              Transition Services Agreement.  The Transition Services Agreement, executed by Buyer.

8.6                              Bill of Sale.  The Bill of Sale, executed by Buyer U.K.

8.7                              BPO Agreement.  The BPO Agreement, executed by Buyer France.

8.8                              Trademark Assignment Agreement.  The Trademark Assignment Agreement by and among Harte-Hanks Market Intelligence Europe BV and Buyer U.K., executed by Buyer U.K.

ARTICLE 9

INDEMNIFICATION

9.1                              Survival.  Notwithstanding any right of any Party to fully investigate the affairs of another Party and notwithstanding any knowledge of facts determined or determinable by such Party pursuant to such investigation or right of investigation, each Party has the right to rely fully upon the representations, warranties, covenants and agreements of each other Party in this Agreement, the Seller Disclosure Schedules or any of the other Transaction Documents.  All such representations and warranties shall survive the execution and delivery hereof and the Closing for the applicable time periods set forth in Section 9.5(a).  All covenants and agreements that contemplate performance following the Closing shall survive until fully performed in accordance with the terms thereof.

9.2                              Obligation of Seller to Indemnify.  Without duplication of any right to recovery herein (including to the extent already requested as a Tax reimbursement payment under Section 6.2 or to the extent already taken into account in computing the Aggregate Purchase Price in Article 2 (for example, as being included in the Final Net Working Capital Amount, Indebtedness or Transaction Expenses)), after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and the Companies (and their directors, managers, officers, stockholders, members, employees, agents, representatives, Affiliates and assigns) (the “Seller Indemnified Parties”) from and against and reimburse them as incurred with respect to all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties imposed or assessed by any judicial or administrative body and reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing pursuant to Article 9 (“Losses”) resulting from, based upon or relating to:

(a)                                 any breach of any representation or warranty of Seller contained in this Agreement, the Asset Purchase Agreement or in any certificate delivered hereunder;

(b)                                any breach or failure to perform any covenant or agreement of Seller contained in this Agreement, the Asset Purchase Agreement or the other Transaction Documents; and

(c)                                 any matter set forth on Schedule 9.2(c).

9.3                              Obligation of Buyer to Indemnify.  Without duplication of any right to recovery herein (including to the extent already taken into account in computing the Aggregate Purchase Price in Article 2 (for example, as being included in the Final Net Working Capital Amount, Indebtedness or Transaction Expenses)), after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller from and against all Losses resulting from, based upon or relating to:

(a)                                 any breach of any representation or warranty of Buyer contained in this Agreement or in any certificate delivered hereunder; and

(b)                                any breach or failure to perform any covenant or agreement of Buyer or contained in this Agreement or the other Transaction Documents.

9.4                              [Reserved]

9.5                              Indemnification Specifications.  The indemnification obligations of the Parties under this Article 9 shall be subject to the following terms and conditions:

(a)                                 Time Limitations on Claims.  No indemnification shall be payable pursuant to Section 9.2(a) or 9.3(a) with respect to claims made after the earlier of (a) the date that is thirty (30) days after the delivery of the audited financial statements of Buyer for 2015 or (b) May 31, 2016, except that indemnification for claims based on any inaccuracy or breach of the representations made in (i) Sections 3.9 (Tax Matters), and 3.18 (Employee Plans) shall survive for sixty (60) days following the expiration of the applicable statute of limitations giving effect to any waiver, mitigation or extension thereof, and (ii) Sections 3.1 and 5.1 (Good Standing), 3.2 and 5.2 (Authority), the first sentence of 3.5(a) (Title to Assets), 3.7(b) (Indebtedness), 3.7(c)(Transaction Expenses), and 3.23 (Broker’s Fees) shall survive the Closing until the three year anniversary of the Closing Date (such claims in clauses (i) and (ii) being collectively referred to as the “Special Carve-Out Claims”).  If a Demand has been given prior to the expiration of the applicable representations and warranties by a Party hereto to another Party hereto in accordance with Section 9.6, then the relevant representations and warranties shall survive as to such Demand until the claim has been finally resolved.  The covenants and other agreements contained herein shall survive until fully performed in accordance with their terms;  provided, however that any covenant in this Agreement with respect to Taxes shall survive until thirty (30) days following the expiration of the applicable statute of limitations (as extended).

(b)                                Threshold on Losses.  No Losses shall be paid pursuant to Section 9.2(a) or 9.3(a) unless and until the aggregate claims for Losses exceed $75,000 (the “Threshold”), after which the Party seeking indemnification hereunder (such Party, the “Indemnified Party”) shall be entitled to all Losses exceeding the Threshold. Notwithstanding the foregoing, the Threshold shall not apply to a Special Carve-Out Claim or a claim based on fraud, and therefore the Indemnified Party shall be entitled to Losses incurred as a result of any Special Carve-Out Claim or a claim based on fraud commencing with the first dollar of such Losses.

(c)                                 Ceiling on Claims for Losses.  The maximum aggregate liability of a Party from whom indemnification is sought hereunder (such Party, the “Indemnifying Party”) for indemnification under Section 9.2(a) (with respect to the Seller Indemnifying Parties, and except as set forth in the proviso to this sentence) or under Section 9.3(a) (with respect to Buyer) shall not exceed $1,700,000 (the “Cap”), provided, however, that the maximum aggregate liability of the Seller Indemnifying Parties for indemnification for Losses (i) relating to Special Carve-Out Claims under Section 9.2(a), (ii) with respect to claims based on fraud and (iii) with respect of claims made pursuant to Sections 9.2(b) or 9.2(c) shall not be limited by the Cap, but shall not, when aggregated with all other claims for indemnification under Section 9.2, exceed the Aggregate Purchase Price plus the purchase price paid pursuant to the Asset Purchase Agreement and the Bill of Sale.

(d)                                Qualifications.  Notwithstanding anything in this Agreement to the contrary, in calculating the amount of any Losses incurred as a result of any breach of the representations and warranties and covenants contained in this Agreement or in any certificate delivered pursuant to this Agreement, any qualification with respect to materiality, Company

Material Adverse Effect or other similar qualification shall be disregarded; provided, however, that such qualifications shall not be disregarded for the purposes of the determination of whether there was a breach of such representations and warranties and covenants.

(e)                                 Other Limitations.  Notwithstanding anything in this Agreement to the contrary, Losses that are indemnifiable hereunder shall exclude, and no Indemnifying Party shall have liability for exemplary or punitive damages, unless specifically awarded by an arbitrator or Governmental Entity to a third party and paid to such third party by an Indemnified Party.

(f)                                   All claims for indemnification by a Seller Indemnified Party (other than claims pursuant to Section 9.2(c) and other than any adjustment to Estimated Purchase Price in favor of Buyer under Section 2.4) pursuant to this Agreement (whether or not the matters that are the subject matter of such claims are recoverable solely from the Escrow Funds) shall be satisfied (i) first from the General Indemnity Escrow Amount and (ii) second, after exhaustion of the General Indemnity Escrow Amount, against Seller directly, subject to the Cap, to the extent applicable; provided, however, that if a claim is based on fraud or an intentional breach of a covenant, then a Seller Indemnified Party may pursue recovery directly against the Seller notwithstanding the fact that the General Indemnity Escrow Amount has not been exhausted.  If a claim is being made by s Seller Indemnified Party under Section 9.2(c), then such claims shall first be satisfied (i) first from the Special Indemnity Escrow Amount and (ii) second, after exhaustion of the Special Indemnity Escrow Amount, against Seller directly.

(g)                                The Indemnified Parties shall exercise commercially reasonable efforts to mitigate the amount of any Losses.  Without limiting the foregoing, Losses shall be calculated net of actual recoveries under insurance policies; provided, that in the Seller Indemnified Parties first recover from the Escrow Funds for any particular Losses and thereafter recover for the same Losses pursuant to any insurance policies, then the amount recovered pursuant to such insurance policies shall be paid to Seller.

(h)                                 Notwithstanding anything contained herein to the contrary, in no event will any Seller Indemnified Party have any right to indemnification (and Losses shall not be deemed to have been incurred) with respect to any matter to the extent that such matter is expressly accrued or reflected or otherwise taken into account in the calculation of the Net Working Capital Amount or to the extent that the purchase price has been adjusted for such matter pursuant to this Agreement.

(i)                                     Net of Tax Benefit Loss Limitation.  The amount of any Losses for which indemnification is provided pursuant to this Agreement shall be net of any actual Tax benefit recognized by the Indemnified Party by virtue of any Loss being Tax deductible in the current year in which the Losses arise or in the subsequent Taxable year.

9.6                              Assertion of Claims.

(a)                                 Notice of Claim.  Promptly after receipt of notice of any Losses for which an Indemnified Party seeks indemnification hereunder, the Indemnified Party shall give written notice thereof to the Indemnifying Party, demanding payment, subject to Section 9.5, of an indemnification claim arising under Section 9.2 or 9.3, as the case may be (a “Demand”), and, if the Escrow Agreement has not terminated and Buyer is the Indemnified Party, copying the Escrow Agent if the Demand involves an indemnification claim under Section 9.2.  Such Demand shall describe in reasonable detail the nature of the claim, an estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  No delay on the part of an Indemnified Party in notifying the Indemnifying Party under this Section 9.6 shall relieve any Party from any obligation hereunder, except to the extent that an Indemnified Party shall have been adversely affected by such delay.

(b)                                Response to a Demand.  The Indemnifying Party may reply to a Demand made under Section 9.6(a) hereof by written notice given to the Indemnified Party and, if the Escrow Agreement has not terminated and Buyer is the Indemnified Party, the Escrow Agent, which notice shall state (i) whether the Indemnifying Party agrees or disagrees that the claim asserted is a valid claim under this Agreement and agrees or disagrees with respect to the amount of the Losses in such Demand and (ii) if the Indemnifying Party disagrees with either the validity of such claim or the amount of such Losses, the basis for such disagreement.  Notwithstanding anything to the contrary set forth in this Agreement or the Escrow Agreement, if the Buyer is the Indemnified Person, it may make a direct claim against the Seller for any indemnification obligations under Section 9.2(c) which direct claim shall be satisfied by Seller with funds outside the Escrow Funds.

(c)                                 If Buyer is the Indemnified Party, the Escrow Agreement has not terminated, and if Seller does not give Buyer and the Escrow Agent a notice disputing such Demand specifying the nature and amount of such dispute within 90 days after receipt of the Demand (the “Indemnity Notice Period”) or if Seller gives notice that such Demand is uncontested, then the parties shall jointly instruct the Escrow Agent to release from the Escrow Funds and deliver to Buyer the amount of the Losses stated in the Demand (to the extent that such Losses do not exceed the Escrow Funds).  If the notice from Seller admits that a portion of the Demand is a valid claim under Section 9.2 of this Agreement and the remaining portion of the Demand is disputed, the parties shall jointly instruct the Escrow Agent to disburse to Buyer only such amounts from the Escrow Funds as are allocable to mutually agreed Losses (to the extent that such agreed Losses do not exceed the Escrow Funds) and the disputed portion of such Demand shall be resolved in accordance with Section 9.6(c).

(d)                                If (A) Buyer is the Indemnified Party, the Escrow Agreement has not terminated, and the Losses payable pursuant to Section 9.6(b)(i) above exceed the Escrow Funds, or (B) Buyer is the Indemnified Party and the Escrow Agreement has terminated or Buyer is not the Indemnified Party, and the Indemnifying Party does not give the Indemnified Party a notice disputing such Demand and specifying the nature and amount of such dispute within the Indemnity Notice Period or the Indemnifying Party gives notice that such Demand is uncontested; then, in the case of (A) or (B) above, the Indemnifying Party (in the case of Seller), shall deliver payment to the Indemnified Party in cash an amount equal to the value of the Losses (and in the case of clause (A) above, less any amounts received by Buyer from the Escrow Funds with respect to such Losses) stated in the Demand within the 30 days of the earlier of expiration of such Indemnity Notice Period or notice that the Demand is uncontested.  If the notice from the Indemnifying Party admits that a portion of the Demand is a valid claim under Section 9.2 or 9.3, as the case may be, and the remaining portion of the Demand is disputed, the Indemnifying Party

(in the case of Seller), shall pay to the Indemnified Party in cash an amount equal to the value of the Losses as are allocable to mutually agreed upon Losses (and in the case of clause (A) above, less any amounts received by Buyer from the Escrow Funds with respect to such Losses) within the 30 days of delivery of such notice from the Indemnifying Party and the disputed portion of such Demand shall be resolved in accordance with Section 9.6(c).

(e)                                 Disputed Claims.  If the notice given by the Indemnifying Party as provided in Section 9.6(b) hereof disputes all or part of the claim or claims asserted in the Demand by the Indemnified Party or the amount of Losses thereof, within the Indemnity Notice Period (a “Disputed Claim”), then, to the extent of the disputed portion of the Demand, the Demand shall be treated as a Disputed Claim and, if Buyer is the Indemnified Party and the Escrow Agreement has not terminated, the amount of such claim shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.  The Parties hereto shall make a reasonable good faith effort to resolve their differences for a period of thirty (30) days following the Indemnity Notice Period asserting a Disputed Claim.  The Escrow Agent shall not disburse any Escrow Funds as to a Disputed Claim until the final adjudication of Seller liability to Buyer.

(f)                                   Third Party Claims.  Promptly after receipt of any assertion of Losses by any third party (“Third Party Claims”) that might give rise to any Losses for which indemnification may be sought pursuant to Section 9.2 or 9.3, the Indemnified Party shall promptly give written notice of such Third Party Claim (a “Notice of Third Party Claim”) to the Indemnifying Party, and, if Buyer is the Indemnified Party and the Escrow Agreement has not terminated, copying the Escrow Agent, which Notice shall state the (i) nature, basis and facts giving rise to such Third Party Claim, (ii) the specific representation(s), warranty(ies) or covenant(s) with respect to which such Third Party Claim is made, (iii) the amount of Losses or the estimated amount thereof to the extent feasible, and (iv) the amount of liability asserted against the Indemnifying Party by reason of the Third Party Claim.  Such Notice of Third Party Claim shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading that may have been served, any written demand and any other relevant document or instrument.  Notwithstanding the foregoing, the failure to provide notice as aforesaid to the Indemnifying Party (and Escrow Agent, if applicable) will not relieve the Indemnifying Party from any liability which they may have to the Indemnified Party under this Agreement or otherwise except to the extent that an Indemnifying Party shall have been actually prejudiced by such failure.

(g)                                Defense of Third Party Claims.  The Indemnifying Party may elect to defend any Third Party Claim with counsel of its own choosing, reasonably acceptable to the Indemnified Party, within thirty (30) days after receipt of the Notice of Third Party Claim by the Indemnifying Party (the “Election to Defend”), and shall act reasonably and in accordance with its good faith business judgment in handling such Third Party Claim, provided that (i) no Third Party Claim may be settled without the consent of the Indemnified Party, which shall not be unreasonably withheld or delayed and (ii) the Indemnifying Party shall only have a right to elect to defend any Third Party Claim if (A) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief (other than ancillary claims for equitable relief when money damages are sought), (B) the Third Party Claim is not reasonably likely to result in Losses that, taken with Losses with respect to other existing claims of the Indemnified Party or Third Party Claims under this Agreement, in the aggregate, exceed two times the ceiling for Losses set forth at Section 9.5(c).  An election to assume the defense of such claim or demand shall be an admission that such claim is within the scope of the indemnification obligations hereunder of the Indemnifying Party.  If the Indemnifying Party chooses not to defend any Third Party Claim by failure to deliver on a timely basis the Election to Defend or by failure to diligently defend such claim or the Indemnifying Party is not permitted to defend such claim as provided above, the Indemnified Party may defend against such Third Party Claim and consent to the entry of any judgment with respect to the Third Party Claim in any manner it may deem appropriate and obtain indemnification pursuant to this Article 9 for Losses resulting from such Third Party Claim, including, without limitation, all costs associated with the defense of such Third Party Claim; provided however, the Indemnified Party shall not be entitled to settle such Third Party Claim without the consent of the Indemnifying Party.  In addition, if the Indemnifying Party has assumed defense of the Third Party Claim and if an actual conflict of interest shall exist between any of Seller, on one hand, and Buyer and the Companies, on the other, then the Indemnified Party shall be entitled to retain separate legal counsel and submit the fees and expenses of such counsel as part of a Demand pursuant to Section 9.2 or 9.3, as applicable.  Notwithstanding the foregoing, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel.  Each Party shall make available to each other and their counsel and accountants all books and records and information relating to any Third Party Claim, keep each other fully apprised as to the details and progress of all proceedings relating thereto and render to each other such assistance as may be reasonably required for the proper and adequate defense of any Third Party Claim.  Notwithstanding anything in this Agreement to the contrary, no Third Party Claim relating to Taxes for which the Indemnifying Party would be required to indemnify the Indemnified Party or otherwise bear responsibility with respect thereto under this Agreement may be settled without the Indemnifying Party’s prior consent (such consent not to be unreasonably withheld or delayed).

9.7                              Tax Treatment.  The Parties agree to treat all payments made by or deemed to be made by a Party under this Article 9 as adjustments to the Aggregate Purchase Price hereunder unless otherwise required by applicable law.

9.8                              Release of Escrow Funds.

(a)                                 General Indemnity Escrow Amount.  The remaining portion of the Escrow Funds attributable to the General Indemnity Escrow Amount minus the amount of any unresolved indemnification claims or resolved but unreleased indemnification claims of the Seller Indemnified Parties pursuant to Article 9 against such amount shall be released to Seller for the benefit of Seller on the first Business Day after the earlier of (a) the date that is thirty (30) days after the delivery of the audited financial statements of Buyer for 2015 or (b) May 31, 2016, and on such date each of the Buyer and Seller shall be obligated to promptly execute and deliver written instructions to the Escrow Agent requesting that it release such amounts.

(b)                                Special Indemnity Escrow Amount.  On October 14, 2015, $500,000 of the Special Indemnity Escrow Amount minus the amount of any unresolved indemnification claims or resolved but unreleased indemnification claims of the Seller Indemnified Parties pursuant to Article 9 against such amount shall be released to Seller for the benefit of Seller and on such date each of the Buyer and Seller shall be obligated to promptly execute and deliver written instructions to the Escrow Agent requesting that it release such amount.  The remaining portion of the Escrow Funds attributable to the Special Indemnity Escrow Amount minus the amount of any unresolved indemnification claims or resolved but unreleased indemnification claims of the Seller Indemnified Parties pursuant to Article 9 against such amount shall be released to Seller for the benefit of Seller on the first Business Day after the earlier of (a) the eighteen (18)-month anniversary of the Closing Date or (b) the date on which the Seller provides satisfactory evidence to Buyer that the Profondia Litigation (as defined on Schedule 9.2(c)) has been fully settled, and on such date each of the Buyer and Seller shall be obligated to promptly execute and deliver written instructions to the Escrow Agent requesting that it release such amount.

9.9                              Exclusive Remedy.  Following the Closing, (i) this Article 9 shall constitute the sole and exclusive liability and responsibility of Seller and Buyer under or in connection with this Agreement or the transactions contemplated hereby (including for any breach of representation or warranty or for any breach of any covenant or obligation or for any other reason) and shall constitute the sole and exclusive remedy for recovery of Losses by the Indemnified Parties under or in connection with this Agreement or the transactions contemplated hereby for all indemnifiable matters, and (ii) all applicable statutes of limitations or other claims periods with respect to claims for indemnifiable matters shall be shortened to the applicable claims periods and survival periods expressly set forth herein.  Nothing herein shall limit the Liability of a party hereto for any fraud or the right to specific performance in accordance with Section 11.11.

ARTICLE 10

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY COVENANTS

10.1                       Non-Competition.  As further consideration for the purchase and sale of the Membership Interests and the other transactions contemplated by this Agreement, for a period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Restriction Period”), Seller and its controlled Subsidiaries (collectively the “Restricted Parties”) shall not directly or indirectly own, have an interest in, operate, join, control, or participate in, or be connected with as an officer, employee, director, proprietor, member, manager, partner, investor, creditor, adviser, sales representative, agent, consultant or otherwise, with any business that competes with the Business (a “Restricted Business”) anywhere in the world, provided however that no Restricted Party shall be deemed to be engaged in a Restricted Business solely as a result of them, collectively, holding not more than three percent (3%) of the outstanding stock of any company listed on a national securities exchange or actively traded in a national over-the-counter market.

10.2                       Seller Non-Solicitation.  Each Restricted Party also agrees for a period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Non-Solicit Period”), not to, directly or indirectly:

(a)                                 (A) offer to hire or solicit for hire, any Person who is (or was at any time within 12 months of the foregoing) an officer or employee of Buyer or its subsidiaries or an agent or consultant to Buyer or its subsidiaries, or (B) divert, entice away, or in any other manner persuade or encourage any Person who is an officer or employee of Buyer or its subsidiaries to terminate such Person’s employment with Buyer or its subsidiaries, accept employment with a third party, or engage in any of the activities prohibited under Section 10.1 above, or subparagraph (b) below; provided that a Restricted Party shall not be deemed to have solicited any Person solely by making a general advertisement for employment that is not specifically targeted at employees of Buyer or by engaging a recruiting firm not directed to target employees of Buyer; or

(b)                                solicit, divert, entice away, or in any other manner knowingly persuade or encourage or attempt to do any of the foregoing (A) any actual or prospective customer or supplier of Buyer or its Affiliates to become a customer or supplier of any third party engaged in a Restricted Business or (B) any customer, supplier, licensee, licensor, consultant or other business relation of Buyer or its Affiliates during the Non-Solicit Period to cease doing or materially reduce its business with Buyer or its Affiliates.

10.3                       Buyer Non-Solicitation.  Buyer agrees for the Non-Solicit Period , not to, directly or indirectly:

(a)                                 offer to hire or solicit for hire, any Person who is (or was at any time within 12 months of the foregoing) an officer or employee of Seller or its subsidiaries or an agent or consultant to Seller or its subsidiaries, or divert, entice away, or in any other manner persuade or encourage any Person who is an officer or employee of Seller or its subsidiaries to terminate such Person’s employment with Seller or its subsidiaries, accept employment with a third party, or engage in any of the activities prohibited under Section 10.1 above, or subparagraph (b) below; provided that Buyer shall not be deemed to have solicited any Person solely by making a general advertisement for employment that is not specifically targeted at employees of Seller or its subsidiaries or by engaging a recruiting firm not directed to target employees of Seller or its subsidiaries; or

(b)                                solicit, divert, entice away, or in any other manner knowingly persuade or encourage or attempt to do any of the foregoing (A) any actual or prospective customer or supplier of Seller or its Affiliates to become a customer or supplier of any third party engaged in a business that competes with such Seller’s or Seller’s Affiliate’s respective businesses or (B) any customer, supplier, licensee, licensor, consultant or other business relation of Seller or its Affiliates during such three-year period to cease doing or materially reduce its business with Seller or its Affiliates.

10.4                       Confidentiality.  Each Restricted Party recognizes that the Target Companies own and holds Confidential Information regarding the Business and that the use or disclosure of such Confidential Information by a Restricted Party or third parties could cause Buyer and the Target Companies substantial losses and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, each Restricted Party covenants and agrees not to at any time during the Restricted Period, directly or indirectly, use, disclose or publish, or permit Affiliates of such Restricted Party, to directly or indirectly use, disclose or publish, any Confidential Information, unless (a) such information was or becomes generally known to the public through no fault of such Restricted Party, (b) the disclosing party is required by law or the order of any Governmental Entity of competent jurisdiction under color of law to disclose any Confidential Information, or (c) the disclosing party reasonably believes (based on written advice of counsel) that such disclosure is required in connection with the defense of a lawsuit; provided, that prior to disclosing any information pursuant to clause (b) or (c) above, such Person shall give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest or limit such disclosure and shall cooperate with efforts to prevent such disclosure, at Buyer’s expense.  Notwithstanding the foregoing, any Party shall be entitled to disclose any information to the extent necessary to enforce its rights under this Agreement.

10.5                       Reasonable Restraint.  The Parties agree that the foregoing covenants in this Article 10 impose a reasonable restraint on the Restricted Parties with respect to subject matter, time period and geographical area in light of the activities and business of Buyer and Holdco on the date of the execution of this Agreement.

10.6                       Severability; Reformation.  The covenants in this Article 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

10.7                       Independent Covenant.  All of the covenants in this Article 10 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of a Restricted Party against Buyer or Holdco, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or Holdco of such covenants.  The Parties expressly acknowledge that the terms and conditions of this Article 10 are independent of the terms and conditions of any other agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in this Article 10 during which the agreements and covenants made in this Article 10 shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Article 10.  The covenants contained in Article 10 shall not be affected by any breach of any other provision hereof by any Party hereto.  The parties hereby agree that the amount of the Aggregate Purchase Price allocated to the covenants in this Article 10 for tax purposes shall not operate as a measure of, or limitation on, damages that may be sustained by Buyer or Holdco as a result of a breach thereof by a Restricted Party.

10.8                       Materiality.  Each of the Parties hereto hereby agrees that the covenants set forth in this Article 10 are a material and substantial part of the transactions contemplated by this Agreement and are supported by adequate consideration.

ARTICLE 11

MISCELLANEOUS

11.1                       Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by electronic mail or facsimile transmission, sent by nationally recognized overnight courier services or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or upon confirmation of receipt when sent by electronic mail or facsimile transmission, received the next day if sent by an overnight courier service or, if mailed, three (3) days after the date of deposit in the United States mail, as follows:

If to Buyer to:	c/o Halyard Capital 600 Fifth Avenue, 17th Floor New York, NY 10020 Attn: Jonathan Barnes Telephone: (212) 554-2122 Facsimile: (212) 554-2120 Email: jbarnes@halyard.com

With a copy to:	Locke Lord LLP 2800 Financial Plaza Providence, RI 02903 Attn: Michael Newquist, Esq. Telephone: (401) 276-6425 Facsimile: (866) 204-2773 Email: Michael.Newquist@lockelord.com

If to Seller:	Harte Hanks, Inc. 9601 MacAllister Freeway, Suite 610 San Antonio, TX 78216 Attn: Robert Munden Telephone: (210) 829-9136 Facsimile: (210) 829-9139 Email: Robert.Munden@hartehanks.com

With a copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Attn: Richard B. Aldridge Telephone: (215) 963-4829 Facsimile: (215) 963-5001 Email: raldridge@morganlewis.com

Any Party may by notice given in accordance with this Section 11.1 to the other Parties designate another address or person for receipt of notices hereunder.

11.2                       Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents contain the entire agreement among the Parties with respect to the purchase of the Membership Interests and related transactions, and supersede all prior agreements, written or oral, with respect thereto, including, without limitation, the Letter of Intent between Halyard and Seller dated November 17, 2014.

11.3                       Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the laws of the State of Delaware.

11.4                       Binding Effect; No Assignment; No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  This Agreement is not assignable by Seller without the prior written consent of Buyer.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.5                       Article, Section Headings, Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  Unless otherwise specified, all references to “Article,” “Articles,” “Section” or “Sections” refer to the corresponding Article, Articles, Section or Sections of this Agreement.  The Exhibits and Schedules are a part of this Agreement as if fully set forth herein.  All words used in this Agreement will be construed to be of such gender or number, as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

11.6                       Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, including by facsimile or PDF file, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of, the parties hereto.

11.7                       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

11.8                       Amendment.  This Agreement may be amended at any time after execution of this Agreement by a written instrument signed by Seller and the Buyer.

11.9                       Submission to Jurisdiction; Waiver.  Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another Party hereto or its successors or assigns shall be brought and determined in any state or federal court of competent jurisdiction in the State of Delaware, and each Party hereby irrevocably submits with regard to any action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts.  Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.10                Waiver Of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11                Enforcement.  The Parties recognize and agree that if for any reason any of the provisions of this Agreement, including without limitation Article 9 hereof, are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that in addition to other remedies the other Parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement.  In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

11.12                Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or ruling of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

AMI INTERMEDIATE, LLC

By:	/s/ Gary Skidmore
Name: Gary Skidmore
Title: Chief Executive Officer

SELLER:

HARTE HANKS, INC.

By:	/s/ Douglas C. Shepard
Name: Douglas C. Shepard
Title: Executive Vice President & CFO

Exhibit A

	February 2015				March 2015				April 13, 2015
	ABG	HMI	HME	Total	ABG	HMI	HME	Total	ABG	HMI	HME	Total
Cash	—	—	318	318	27		203	230				200
Accounts Receivable	2,232	4,381	1,149	7,762	2,079	4,216	1,202	7,497				7,000
Reserve for Bad Debt	(110)	(70)	(34)	(214)	(133)	(397)	(33)	(563)				(1,200)
Prepaid Expenses	133	93	33	259	119	19	28	166				120
Est. Taxes Paid	—	—	(25)	(25)	—	—	(24)	(24)				(25)
Other Current Assets	1	—	24	25	1	—	25	26				25
Total Current Assets	2,256	4,404	1,465	8,125	2,093	3,838	1,401	7,332	—	—	—	6,120

Accounts Payable	64	105	783	952	182	249	745	1,176				1,200
Capital Lease - Current	6	8	—	14	6	8	—	14				—
Accrued Payroll	195	158	474	827	240	135	472	847				850
Accrued Taxes	12	32	60	104	13	36	62	111				100
Deferred Income	1,429	496	60	1,985	1,600	431	49	2,080				2,100
Other	62	52	27	141	63	52	27	142				140
Total Current Liabs.	1,768	851	1,404	4,023	2,104	911	1,355	4,370	—	—	—	4,390

Working Capital	488	3,553	61	4,102	(11)	2,927	46	2,962	—	—	—	1,730
Cash	—	—	(318)	(318)	(27)	—	(203)	(230)	—	—	—	(200)
Deferred Income	1,429	496	60	1,985	1,600	431	49	2,080	—	—	—	2,100
Net Working Capital	1,917	4,049	(197)	5,769	1,562	3,358	(108)	4,812	—	—	—	3,630

	February 2014				March 2014				April 2014
	ABG	HMI	HME	Total	ABG	HMI	HME	Total	ABG	HMI	HME	Total
Cash	—	12	214	226	—		166	166		9	288	297
Accounts Receivable	1,835	4,325	1,123	7,283	2,058	3,596	1,099	6,753	1,684	3,762	1,154	6,600
Reserve for Bad Debt	(62)	(53)	(42)	(157)	(61)	(43)	(41)	(145)	(46)	(25)	(42)	(113)
Prepaid Expenses	115	90	57	262	107	170	51	328	116	96	47	259
Est. Taxes Paid	—	—	(3)	(3)	—			—	—			—
Other Current Assets	—	—	31	31	—		31	31	—		32	32
Total Current Assets	1,888	4,374	1,380	7,642	2,104	3,723	1,306	7,133	1,754	3,842	1,479	7,075

Accounts Payable	100	132	1,103	1,335	85	57	1,100	1,242	162	63	1,067	1,292
Capital Lease - Current	6	8	—	14	6	8	—	14	6	8	—	14
Accrued Payroll	393	385	299	1,077	421	458	305	1,184	451	472	298	1,221
Accrued Taxes	16	17	88	121	17	20	99	136	19	20	84	123
Deferred Income	2,953	435	141	3,529	3,023	523	149	3,695	2,767	614	157	3,538
Other	17	57	11	85	19	58	11	88	20	58	12	90
Total Current Liabs.	3,485	1,034	1,642	6,161	3,571	1,124	1,664	6,359	3,425	1,235	1,618	6,278

Working Capital	(1,597)	3,340	(262)	1,481	(1,467)	2,599	(358)	774	(1,671)	2,607	(139)	797
Less: $500k Cash				(500)				(500)				(500)
Cash	—	(12)	(214)	(226)	—	—	(166)	(166)	—	(9)	(288)	(297)
Deferred Income	2,953	435	141	3,529	3,023	523	149	3,695	2,767	614	157	3,538
Net Working Capital	1,356	3,763	(335)	4,284	1,556	3,122	(375)	3,803	1,096	3,212	(270)	3,538